Exhibit 10.1

ASSET PURCHASE AGREEMENT DATED AS OF 2 OCTOBER, 2025

by and among REZOLVE AI PLC,

SMARTPAY DIGITAL SERVICES LIMITADA AND

ROCELO LOPES

Page

ARTICLE I Purchase and Sale of Acquired Assets; Closing		4

1.1	Acquired Assets	4
1.2	The Closing	4
1.3	The Earn Out	5
1.4	Payments	8
1.5	Tax Withholdings.	8

ARTICLE II Closing Deliveries		8

2.1	Closing Deliveries of Seller	8
2.2	Closing Deliveries of Purchaser	9

ARTICLE III Conditions to Closing		9

3.1	Conditions to the Obligations of All Parties	9
3.2	Conditions to the Obligations of Purchaser	9
3.3	Conditions to the Obligations of Seller	10

ARTICLE IV Representations and Warranties Regarding Seller		10

4.1	Organization; Authority; No Breach.	10
4.2	Financial Statements	11
4.3	Absence of Certain Developments.	11
4.4	Assets	11
4.5	Tax Matters	12
4.6	Contracts and Commitments.	13
4.7	Intellectual Property, Privacy and Data Security.	15
4.8	Litigation	19
4.9	Employees; Contractors; Benefit Plans.	20
4.10	Compliance with Laws; Permits	21
4.11	Regulatory Compliance	21
4.12	Affiliate Transactions	22
4.13	Real Property.	22
4.14	Material Customers and Material Vendors.	23
4.15	No Acceleration of Rights or Benefits	23
4.16	Insolvency	23
4.17	Tax Residence	24
4.18	Economic Risk	24
4.19	Investment Intent	24
4.20	No Advertisement	24
4.21	Opportunity to Ask Questions	24
4.22	Future Dilution	24

(continued)

4.24	Brokerage	24
4.25	Litigation	24

ARTICLE V Representations and Warranties Regarding Rocelo		25

5.1	Authorization; No Breach.	25
5.2	Title	25
5.3	Brokerage	25
5.4	Litigation	25
5.5	English Language	25

ARTICLE VI Representations and Warranties of Purchaser		26

6.1	Organization and Power	26
6.2	Authorization; No Breach.	26
6.3	Brokerage	26
6.4	Litigation	26
6.5	Consideration Shares	26

ARTICLE VII Indemnification		27

7.1	Survival of Representations and Warranties	27
7.2	General Indemnification.	27
7.3	Manner of Payment	28
7.4	Third Party Claims	28
7.5	Direct Claims	29
7.6	Insurance	30
7.7	Types of Losses	30
7.8	Materiality	30
7.9	Adjustment to Purchase Price	30
7.10	Exclusive Remedy	30
7.11	Duty to Mitigate	30
7.12	Double Claims	30
7.13	Purchaser Investigation	30
7.14	Special Rule for Fraud	30

ARTICLE VIII Covenants		31

8.1	Material Consents	31
8.2	Conduct of the Business	31
8.3	Further Assurances	31
8.4	Confidentiality	31
8.5	Public Announcements	31
8.6	Disclosure of Personal Information.	32

(continued)

ARTICLE IX Definitions		32

ARTICLE X Termination		43

10.1	Termination	43
10.2	Effect of Termination	43

ARTICLE XI Miscellaneous		43

11.1	Release	43
11.2	Fees; Expenses	43
11.3	Specific Performance	43
11.4	Consent to Amendments; Waivers	43
11.5	Successors and Assigns	44
11.6	Severability	44
11.7	Counterparts; Facsimile and Email Signatures	44
11.8	Descriptive Headings; Interpretation	44
11.9	Entire Agreement	44
11.10	No Third-Party Beneficiaries	44
11.11	Schedules and Exhibits	44
11.12	Governing Law	45
11.13	Notices	45
11.14	No Strict Construction	46

SCHEDULES

Schedule 1.1 Acquired Assets

Schedule 2.1(b) Service Agreement

Schedule 2.1(c) Lock-Up Agreements

Schedule 3.2 Material Consents Disclosure Schedule

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of 2 October, 2025, is made by and among (i) Rezolve Ai PLC a public limited company registered in England & Wales with registered number 14573691 and having its registered office at 21 Sackville Street, London W1S 3DN, United Kingdom (“Rezolve PLC”) (ii) SmartPay Digital Services Limitada, a Brazilian limited liability company (sociedade limitada) (the “Seller”), and (iii) Rocelo Lopes, resident at Largo Hyppolito do Vale Pereira 207 - Lagoa da Conceição - Florianópolis - Santa Catarina - 88062.210 - Brazil (“Rocelo”). Certain terms used herein are defined in Article IX hereof.

WHEREAS, Seller owns beneficially and of record the Acquired Assets, and Rocelo owns beneficially and of record 100% of the outstanding Equity Interests of Seller;

WHEREAS, Rezolve Ai PLC desires to purchase from Seller, and Seller desire to sell, assign, transfer, convey and deliver to Purchaser, free and clear of any Liens, certain assets, upon the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Purchase and Sale of Acquired Assets; Closing

1.1
Acquired Assets. On the basis of the representations, warranties, covenants, and agreements herein, and subject to the terms hereof, at the Closing, Rezolve PLC shall, or shall cause one of its subsidiaries (Rezolve PLC or its subsidiary hereinafter referred to as “Purchaser”) to purchase from Seller, and Seller shall sell convey, assign, transfer and deliver to Purchaser, the assets listed in Schedule 1.1, in each case free and clear of any Liens (the “Acquired Assets”) for an aggregate purchase price equal to the Purchase Price.
1.2
The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur remotely via conference call and the electronic exchange of documents and signatures and payment of Initial Consideration within 10 Business Days from the date in which the conditions in Article III are satisfied (the “Closing Date”) and the Closing shall be deemed to be effective as of the Adjustment Calculation Time. On the Closing Date:
(a)
Purchaser shall pay, or cause to be paid an amount as described below (the “Initial Consideration”), by causing:
(i)
A payment of USDT1,900,000 to Seller by way of transfer of such USDT to the Seller’s Wallet;
(ii)
to be issued to Seller 2 million USDT in Consideration Shares, to be determined by the VWAP of the Buyer’s common stock on NASDAQ over the five (5) trading day period immediately prior to closing, rounded to the nearest full share;
(b)
the other documents and agreements required to be delivered pursuant to this Agreement with respect to the Closing will be exchanged at the Closing.

155468366.9

1.3
The Earn Out. Seller shall be entitled to such number of Earn-Out USDT and Earn-Out Shares (if any) as required following the agreement or determination of the First and Second Earn-Out pursuant to Sections (a) to (f) (inclusive).
(a)
Seller shall be entitled to receive a payment (the “First Earn-Out Payment”) conditional upon satisfaction of the First Earn-Out Conditions. If the First Earn-Out Conditions are satisfied, Purchaser shall pay, or cause to be paid:
(i)
A payment of USDT2,000,000 to the Seller by way of transfer of such USDT to the Seller’s Wallet; and
(ii)
to be issued to Seller the equivalent of USDT4,000,000 in Consideration Shares, to be determined by the VWAP of the Buyer’s common stock on NASDAQ over the five (5) trading day period immediately prior to closing, rounded to the nearest full share, provided, that, in the event of any variation of capital such as a consolidation or subdivision, rights issue or bonus issue, the Purchaser shall be entitled to, acting reasonably, adjust the number of shares to be issued to reflect such variation of share capital);
(iii)
provided that: (i) the Service Agreement is in force at the time at the time of grant or has been terminated by Purchaser or its Affiliate, as applicable, without cause as defined therein; and (ii) the Relevant Net Profit of Purchaser for the 12-month period ending 31 December 2026 (as fully recognized in accordance with USGAAP and as shown in the audited consolidated accounts of the Purchaser for the 12-month period ending 31 December 2026) is at least USDT2,400,000 (together, the "First Earn-Out Conditions"). In the event that either or both of the First Earn-Out Conditions are not satisfied, then Seller shall have no right to such First Earn-Out payment save that as long as the First Earn-Out Condition is satisfied and the Relevant Net Profit for the First Earn-Out Period is greater than USDT1,680,000 (the “First Floor”), Seller shall be issued with a pro-rata amount of USDT and issued a pro-rata number of Consideration Shares to reflect the actual Relevant Net Profit achieved between the First Floor and the USDT2,400,000. In the event that the Relevant Net Profit for the First Earn- Out Period exceeds USDT2,400,000, then any excess amounts up to USDT1,080,000 (the “First Earn-Out Surplus”) shall be considered towards the calculation of the Relevant Net Profit for the Second Earn-Out Period.
(b)
By not later than 30 April 2027, the Purchaser shall provide Seller with: (i) a copy of the audited consolidated accounts of the Purchaser in respect of the year ending 31 December 2026; and (ii) a written statement setting out the Relevant Net Profit generated by the Acquired Assets during the First Earn-Out Period and the resulting Earn-Out, if any (the “First Earn-Out Statement”). Seller shall have the right to review the Purchaser’s financial records, solely as they pertain to the calculation of Relevant Net Profit generated by the Acquired Assets during the First Earn-Out Period, within 30 days of receiving the First Earn-Out Statement, subject to reasonable notice and confidentiality obligations.

(i) If Seller disputes the Relevant Net Profit calculation in the First Earn- Out Statement, Seller must notify the Purchaser in writing within 30 days of receipt of the First Earn-Out Statement, specifying the basis of the dispute (the "First Earn-Out Dispute Notice"). If no such First Earn-Out Dispute Notice is served within such 30-day period then the First Earn- Out Statement and the First Earn-Out shall be deemed agreed. If a First Earn-Out Dispute Notice is served within such 30 day period and the parties cannot resolve the dispute within 20 days of the date of service of the First Earn-Out Dispute Notice, the matter shall be referred to an independent accountant (the "Expert Accountant"), appointed jointly by the parties, or in the event of failure to agree on an independent accountant within a further 15 days then as nominated by the then President of the Institute of Chartered Accountants in England and Wales on the joint application of the Purchaser and Seller. The Expert Accountant shall be instructed to determine the Relevant Net Profit for the First Earn-Out Period and the amount of the First Earn- Out and to notify such determination to the parties, shall act as an expert and not as an arbitrator and his decision shall be final and binding in the absence of manifest error. The Expert Accountant's fees will be payable by the Seller in the event that the Expert Accountant determines that the Relevant Net Profit for the First Earn-Out Period is less than or equal to the Relevant Net Profit set out in the Purchaser’s First Earn-Out Statement and shall be borne by the Purchaser in the event that the Relevant Net Profit for the First Earn-Out Period as determined by the Expert Accountant exceeded the amount set out in the Purchaser’s Earn-Out Statement. The parties shall provide such reasonable access at reasonable times to each other and to the Expert Accountant to the accounting records and working papers used or required for the determination of the Relevant Net Profit for the First Earn-Out Period provided that all such records and working papers shall be kept confidential by the parties hereto (save to the extent that disclosure is required by applicable law or regulation or by court order).

(c)
Seller shall be entitled to receive a payment (the “Second Earn-Out Payment”) conditional upon satisfaction of the Second Earn-Out Conditions. If the Second Earn-Out Conditions are satisfied, Purchaser shall pay, or cause to be paid:
(i)
A payment of USDT2,000,000 to Seller by way of transfer of such USDT to the Seller’s Wallet; and
(ii)
to be issued to Seller the equivalent of USDT4,000,000, to be determined by the VWAP of the Buyer’s common stock on NASDAQ over the five (5) trading day period immediately prior to closing, rounded to the nearest full share, provided, that, in the event of any variation of capital such as a consolidation or subdivision, rights issue or bonus issue, the Purchaser shall be entitled to, acting reasonably, adjust the number of shares to be issued to reflect such variation of share capital);
(iii)
provided that: (i) the Service Agreement is in force at the time at the time of grant or has been terminated by Purchaser or its Affiliate, as applicable, without cause as defined therein; and (ii) the Relevant Net Profit of the Purchaser for the 12-month period ending 31 December 2027 (as fully recognized in accordance with USGAAP and as shown in the audited consolidated accounts of the Purchaser for the 12-month period ending 31 December 2027) is at least USDT3,600,000 (together, the "Second Earn-Out Conditions"); provided, that, any First Earn-Out Surplus may be applied to the calculation of the Relevant Net Profit of the Second Earn-Out Period for the purposes of satisfaction of the Second Earn-Out Conditions. In the event that either or both of the Second Earn-Out Conditions are not satisfied, then Seller shall have no right to such Second Earn-Out payment save that as long as the first Second Earn- Out Condition is satisfied and the Relevant Net Profit for the Second Earn-Out Period is greater than USDT2,520,000 (the “Second Floor”) , Seller shall be issued with a pro-rata amount of USDT and issued a pro-rata number of Consideration Shares to reflect the actual Relevant Net Profit achieved between the Second Floor and the USDT3,600,000.
(d)
By not later than 30 April 2028, the Purchaser shall provide the Seller with: (i) a copy of the audited consolidated accounts of the Purchaser in respect of the year ending 31 December 2027; and (ii) a written statement setting out the Relevant Net Profit generated by the Acquired Assets during the Second Earn-Out Period and the resulting Earn-Out, if any (the “Second Earn-Out Statement”). The Seller shall have the right to review the Purchaser’s financial records, solely as they pertain to the calculation of Relevant Net Profit generated by the Acquired Assets during the Second Earn-Out Period, within 30 days of receiving the Second Earn-Out Statement, subject to reasonable notice and confidentiality obligations.

(i)
If the Seller disputes the Relevant Net Profit calculation in the Second Earn-Out Statement, the Seller must notify the Purchaser in writing within 30 days of receipt of the Second Earn-Out Statement, specifying the basis of the dispute (the "Second Earn-Out Dispute Notice"). If no such Second Earn-Out Dispute Notice is served within such 30-day period then the Second Earn-Out Statement and the First Earn-Out shall be deemed agreed. If a Second Earn-Out Dispute Notice is served within such 30 day period and the parties cannot resolve the dispute within 20 days of the date of service of the Second Earn-Out Dispute Notice, the matter shall be referred to an Expert Accountant, appointed jointly by the parties, or in the event of failure to agree on an independent accountant within a further 15 days then as nominated by the then President of the Institute of Chartered Accountants in England and Wales on the joint application of the Purchaser and the Seller. The Expert Accountant shall be instructed to determine the Relevant Net Profit for the Second Earn-Out Period and the amount of the Second Earn-Out and to notify such determination to the parties, shall act as an expert and not as an arbitrator and his decision shall be final and binding in the absence of manifest error. The Expert Accountant's fees will be payable by the Seller in the event that the Expert Accountant determines that the Relevant Net Profit for the Second Earn-Out Period is less than or equal to the Relevant Net Profit set out in the Purchaser’s Second Earn-Out Statement and shall be borne by the Purchaser in the event that the Relevant Net Profit for the Second Earn-Out Period as determined by the Expert Accountant exceeded the amount set out in the Purchaser’s Second Earn-Out Statement. The parties shall provide such reasonable access at reasonable times to each other and to the Expert Accountant to the accounting records and working papers used or required for the determination of the Relevant Net Profit for the Second Earn-Out Period provided that all such records and working papers shall be kept confidential by the parties hereto (save to the extent that disclosure is required by applicable law or regulation or by court order).
(e)
As soon as reasonably practicable following the agreement or notification of determination by the Expert Accountant of each of the First and Second Earn-Out, the Purchaser shall issue to the Seller the relevant number of Consideration Shares by delivering to the benefit of the Seller by allotting such shares directly to GTU Ops Inc to be held in depositary receipt form for the benefit of the Seller, and the Seller's name is to be entered on the register of depositary receipts (as held by Computershare Trust Company N.A (“Computershare”)) as the beneficial holder of such shares (with such entitlement to be represented by the issue of depositary receipt certificates by Computershare).
(f)
From Closing and up to (and including) 31 December 2027:
(i)
the Purchaser shall operate the Business in good faith and in the Ordinary Course of Business and invest reasonable resources into product development, marketing and personnel to allow for the continued operation and organic growth of the Business;
(ii)
The Seller shall have the right to monitor the conduct of the Business on an ongoing basis, and Purchaser shall deliver documents reasonably requested by Seller for this purpose;
(iii)
the Purchaser shall not take any action with the primary intent of reducing or deferring Relevant Net Profit to avoid or minimize the First or Second Earn-Out Payment and, if so required by Seller, shall demonstrate the commercial reasoning of any given action that may have reduced or deferred the Relevant Net Profit;

(iv)
the Purchaser shall not: (a) cease to carry on its business, materially alter the nature of its business or dispose of the whole or any material part of its assets or business (and whether by one transaction or a series of transactions) save in the ordinary course of its business and/or insolvency; and/or (b) acquire any other business or acquire or subscribe for shares in any other company (other than the Purchaser), in each case without the prior written agreement of the Seller; and
(v)
the Purchaser shall not terminate, materially reduce, or fail to renew any material vendor or customer relationship in a manner that adversely affects the Relevant Net Profit, unless such action is: (i) required by applicable law, (ii) in the Ordinary Course of Business or commercially reasonable; (iii) based on documented performance or compliance issues of the vendor or customer, or (iv) approved in writing by the Seller.
1.4
Payments. Seller may, subject to Purchaser’s prior written consent (not to be unreasonably withheld), designate an Affiliate or nominated account for receipt of any payments due under Section 1.3, provided that (i) such designation does not create adverse tax consequences or regulatory exposure for Purchaser or its Affiliates; and (ii) any designee that will receive Consideration Shares shall enter into a lock-up agreement in a form reasonably satisfactory to Purchaser. Any consent required from Purchaser under this Section 1.4 shall be evaluated in good faith and with due regard to prevailing legal, tax, and compliance considerations.
1.5
Tax Withholdings. Notwithstanding anything in this Agreement to the contrary, the Purchaser shall be entitled to deduct and withhold from the consideration payable to the Seller pursuant to this Agreement such amounts as the Purchaser may be required to pay, deduct or withhold therefrom under any provision of applicable Tax law, including without limitation withholding taxes, if any. Purchaser shall notify Seller of any amounts required to be withheld, such notice to include reasonable justification of the requirement to withhold and the quantum. To the extent such amounts are so paid, deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The Parties shall cooperate with each other, as and to the extent reasonably requested by the Seller or the Purchaser, to minimize or eliminate any potential deductions and withholdings that the Purchaser, or other applicable withholding agent on behalf of Purchaser, may believe it is required to make under applicable Law.

ARTICLE II

Closing Deliveries

2.1
Closing Deliveries of Seller. At the Closing, Seller shall execute and/or deliver or cause to be executed and/or delivered, as applicable, to Purchaser:
(a)
Consents. Evidence satisfactory to Purchaser of the receipt of all Material Consents.
(b)
Service Agreement. The Service Agreement, duly executed by Truther Payments Limited or an Affiliate of Seller as agreed between the parties.
(c)
Lock-Up Agreements. The Lock-Up Agreements, duly executed by the Seller and Rocelo.
(d)
Transfer Documents. Instruments required to transfer each of the Acquired Assets to the Purchaser, in a form reasonably satisfactory to Purchaser.
(e)
Other. Such other instruments and certificates as may be reasonably requested by Purchaser.

2.2
Closing Deliveries of Purchaser. At the Closing, Purchaser will execute and/or deliver or cause to be executed and/or delivered to Seller simultaneously with the payment of the Purchase Price in accordance with Section 1.3 and delivery of the items referred to in Section 2.1 above:
(a)
Initial Consideration Shares. Purchaser will deliver, or, as the case may be, will cause to be delivered, to the Seller the Initial Consideration Shares directly to GTU Ops Inc to be held in depositary receipt form for the benefit of the Seller, with Seller’ name to be entered on the register of depositary receipts (as held by Computershare) as the beneficial holder of the Consideration Shares to which Seller is entitled (with such entitlement to be represented by the issue of depositary receipt certificates by Computershare).
(b)
Service Agreement. The Service Agreement, duly executed by Purchaser.
(c)
Lock-Up Agreements. The Lock-Up Agreements, duly executed by Rezolve PLC.
(d)
Officer Certificate. A certificate of a senior officer of the Purchaser certifying as to (A) authorizing resolutions of the Purchaser’s board of directors, (B) the incumbency of the Purchaser’s officers executing the Documents on behalf of the Purchaser, and (C) the good standing or existence of the Purchaser in its jurisdiction of formation.

ARTICLE III

Conditions to Closing

3.1
Conditions to the Obligations of All Parties. The obligations of the Parties to consummate the Closing are subject to the satisfaction of the following conditions as of the Closing Date:
(a)
No judgment, decree or order will have been entered by any Governmental Authority which would prevent the performance of this Agreement or the consummation of the Closing or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded; and
(b)
This Agreement will not have been terminated in accordance with Section 10.1.

3.2
Conditions to the Obligations of Purchaser. The obligation of the Purchaser to consummate the Closing is subject to the satisfaction, or waiver in writing by Purchaser, of the following conditions as of the Closing Date:
(a)
(i) Each of the representations and warranties of Seller and Rocelo contained (other than Fundamental Representations), respectively, will be true and correct in all material respects as of the Closing Date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), and (ii) the Fundamental Representations of Seller will be true and correct in all respects as of the Closing Date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date));
(b)
Seller and Rocelo will have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;
(c)
The Material Consents will have been obtained; and
(d)
From the date of this Agreement to the Closing Date, there shall not have been a Material Adverse Effect and no event, circumstance or condition shall have occurred that could reasonably be expected to have a Material Adverse Effect.

3.3
Conditions to the Obligations of Seller. The obligation of the Purchaser to consummate the Closing is subject to the satisfaction, or waiver in writing by Seller, of the following conditions as of the Closing Date:
(e)
(i) Each of the representations and warranties of Purchaser contained (other than Fundamental Representations), respectively, will be true and correct in all material respects as of the Closing Date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), and (ii) the Fundamental Representations of Purchaser will be true and correct in all respects as of the Closing Date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)); and
(f)
Purchaser will have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.

ARTICLE IV

Representations and Warranties Regarding Seller

As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller hereby represents and warrants to Purchaser that the following representations and warranties are true and correct as of the date hereof, except as set forth in the disclosure schedule delivered by the Seller to the Purchase (the “Disclosure Schedule”). The Disclosure Schedule shall be arranged corresponding to the numbered and lettered sections and subsections contained in Article IV and Article V, respectively, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify only the corresponding section or subsection, unless otherwise specified.

4.1
Organization; Authority; No Breach.
(a)
The Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and is qualified to do business in every jurisdiction in which the failure to be so qualified would be material to the Seller. Seller possesses all requisite corporate power and authority necessary to own and operate its properties, to carry on its Business and to carry out the transactions contemplated by this Agreement. Seller is not in default under or in violation of any provision of its Organizational Documents.
(b)
Seller’s execution, delivery and performance of the Documents and all other agreements and instruments contemplated thereby have been duly authorized by other Person whose authorization and/or approval is required for such execution, delivery and performance. The Documents and all other agreements or instruments contemplated thereby, when executed and delivered by Seller, in accordance with the terms thereof, shall each constitute a valid and binding obligation of the Seller, enforceable in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(c)
Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement.

4.2
Financial Statements.
(a)
Seller has provided to Purchaser true, correct and complete copies of (i) unaudited internal financial statements for the Business for the fiscal year ended December 31, 2024, including a profit and loss statement and a balance sheet, (ii) unaudited internal profit and loss report for the period ending August 31, 2025, and (iii) supporting monthly bank statements for the periods December 2024 through January 2025. All of the foregoing financial statements are hereinafter collectively referred to as the “Financial Statements.” Each of the Financial Statements (including in all cases the notes thereto, if any) (A) is correct and complete in all material respects and has been prepared from, and is in accordance with, the books and records of the Seller (which, in turn, are correct and complete in all material respects), (B) fairly presents the financial condition, assets, liabilities, operating results and cash flows of the Seller for the periods covered thereby and (C) has been prepared in accordance with Brazilian accounting standards, consistently applied throughout such Financial Statements and the periods covered thereby.
(b)
The books and records of the Seller accurately reflect the assets, liabilities, financial condition and results of operations of the Seller in all material respects and have been maintained in accordance with reasonably good business and bookkeeping practices. The Seller maintains and complies in all material respects with a system of accounting controls, consistent with companies of a similar size in their industry, sufficient to provide reasonable assurances that: (i) the Business is operated in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to maintain accountability for items therein; (iii) access to properties and assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at regular intervals and appropriate actions are taken with respect to any differences. There has never been, to the Knowledge of the Seller, (A) any significant deficiency or weakness in the system of internal accounting controls used by the Seller, (B) any fraud or other wrongdoing that involves any of the management of the Seller or other employees who have a role in the preparation of financial statements or the internal accounting controls used by the Seller or (C) any claim or allegation regarding any of the foregoing.
(c)
All of the accounts receivable reflected on the Most Recent Balance Sheet are (i) actual and bona fide receivables representing obligations for the total dollar amount thereof shown on the Seller’s books and records which resulted from transactions in the Ordinary Course of Business and in a manner consistent with the Seller’s normal credit practices, and (ii) fully collectible in the Ordinary Course of Business after giving effect to any reserves for doubtful accounts. All of the accounts payable reflected on the Most Recent Balance Sheet arose in bona fide arm’s-length transactions in the Ordinary Course of Business and no such accounts payable is materially delinquent in its payment, and since the date of the Most Recent Balance Sheet, Seller has paid its accounts payable in the Ordinary Course of Business and in a manner which is consistent with its past practices.
4.3
Absence of Certain Developments. Since August 1, 2025, there has not been any Material Adverse Effect and, to the Knowledge of the Seller, no event has occurred or circumstances exist that would reasonably be expected to result in a Material Adverse Effect. Except as expressly contemplated by this Agreement, the Seller has conducted the Business in the Ordinary Course of Business.
4.4
Assets. Seller has good and valid title to, a valid leasehold interest in, or a valid license to use, the Acquired Assets, free and clear of all Liens, except for (a) inventory disposed of in the Ordinary Course of Business and (b) Permitted Liens. The Acquired Assets constitute all of the property and assets, tangible or intangible (i) owned, leased or licensed by the Seller that are primarily used in the operation of the Business as currently conducted or otherwise related thereto, (ii) necessary and sufficient to conduct the Business in the same manner immediately following the Closing as conducted and proposed to be conducted on and prior to the Closing and (iii) required to generate the historical operating results depicted in the statements of profit and loss included in the Financial Statements. The Seller’s equipment and other tangible assets are in good operating condition (normal wear and tear excepted) and are fit in all material respects for use in the Ordinary Course of Business.

The Seller owns, or has a valid leasehold interest in, all properties and assets necessary for the conduct of the Business as presently conducted.
4.5
Tax Matters.
(a)
Seller (i) has timely paid all Taxes required to be paid by them on or before the date hereof (including all Taxes shown due and owing on any Tax Return) and (ii) has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by them with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed (including, for greater certainty, by reason of any activity of the Seller giving rise to a permanent establishment in a foreign jurisdiction), and all such Tax Returns are true, correct and complete in all respects.
(b)
There are no Liens for Taxes (other than unregistered Liens for Taxes, assessments, or similar charges not yet due and payable) upon any of the assets of the Acquired Assets.
(c)
Seller has properly (i) collected and remitted sales, use, value added, goods and services and similar Taxes required to be collected and remitted by it and (ii) for all transactions that are exempt from sales, use, value added, goods and services and similar Taxes and that were made without charging or remitting such Taxes, received and retained (and to the extent required, submitted to the appropriate Tax authority) any appropriate Tax exemption certificates and other documentation qualifying such transaction as exempt.
(d)
Seller has complied in all material respect with the inter-company transfer pricing provisions of each applicable Law relating to Taxes, including the contemporaneous documentation and disclosure requirements thereunder.
(e)
Seller has, in all material respects, maintained and continue to maintain all books and records required to be maintained under applicable Laws in respect of Taxes.
(f)
Seller will not be required to include in a taxable period ending after the Closing Date any amount of net taxable income (after taking into account deductions claimed for such a period that relate to a prior period) attributable to income that accrued, or that was required to be reported for financial accounting purposes, in a prior taxable period but that was not included in taxable income for that or another prior taxable period.
(g)
Seller will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting by Seller prior to the Closing Date for a taxable period ending on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, including any income eligible for deferral under any applicable Tax Law; or (iv) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.
(h)
Seller has not received from any Tax authority (including jurisdictions where the Seller has not filed Tax Returns) any, and none of the following are threatened, (A) notice indicating an intent to open an audit or other review, (B) notice of infraction, (C) request for information related to Tax matters, or (D) notice of deficiency or proposed adjustment or notice of reassessment for any amount of Tax proposed, asserted, or assessed by any Tax authority against the Seller.
(i)
No Tax authority has initiated any audit, review or Action in respect of Seller.

(j)
There are no facts, circumstances, acts, omissions, events, transactions, or series of events or transactions occurring wholly or partly on or before the Closing Date, that could, or are likely to, give rise to any discussions, audits, assertions, or claims in respect of Taxes of Seller.
(k)
Seller is not, and has not been, subject to Tax in any jurisdiction other than their respective countries of incorporation, or formation by virtue of having a permanent establishment or other place of business or taxable presence in any country other than the country under the Laws of which Seller is organized.
4.6
Contracts and Commitments.
(a)
Except as set forth on Section 4.6(a) of the Disclosure Schedule (specifying the particular subsection below to which any such disclosure relates), Seller is not a party to nor bound by any written or oral:
(i)
pension, profit-sharing, option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other Benefit Plan, arrangement or practice, whether formal or informal, or any Contract related to any of the foregoing (including any contract with any service provider with respect to any such plan, arrangement or practice);
(ii)
collective bargaining agreement or any other Contract with any trade union or other labour organization, or severance agreements, programs, policies or arrangements;
(iii)
active management agreement, consulting agreement, Employee leasing agreement or Contract for or relating to the employment or services of any officer, individual employee, Independent Contractor or other Person on a full-time, part-time, consulting or other basis, or any other arrangement or understanding (A) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby, (B) containing any restrictive covenants or similar obligations to the benefit of Seller or (C) restricting its ability to terminate the employment or services of any Employee or Independent Contractor within 30 days' notice for any lawful reason or for no reason without penalty or liability as permitted by Laws;
(iv)
Contract or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Seller or any letter of credit arrangements, or any guarantee therefor;
(v)
lease or Contract under which Seller is (A) lessee of or holds or operates any personal property, owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $50,000 or (B) lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by Seller;
(vi)
other Contract or group of related Contracts with the same party or group of affiliated parties that involves payments over the life thereof by or to the Seller in excess of $50,000 per year or $200,000 in the aggregate, or which are not terminable by Seller upon 30 days’ or less notice without premium, penalty or any Liability;

(vii)
Contract with a customer of Seller which (x) contains any term which deviates in a way that is materially adverse to Seller, (y) contains any additional term that is materially adverse to Seller or (z) omits any term beneficial to Seller and such omission is materially adverse to Seller;
(viii)
Contract relating to the ownership of, Investments in or loans and advances to any Person, including Investments in joint ventures and minority equity investments;
(ix)
Inbound License (except for Inbound licenses that are non-exclusive end user licenses of commercially available off-the-shelf software subject to “shrink-wrap” or “click-wrap” license agreements solely for Seller’s internal use and with a total replacement cost of less than $10,000, annually, that is not embedded in or used to provide Company Products, and is not modified or distributed by Seller);
(x)
Outbound License (other than licenses for the Company Products licensed to customers on a non-exclusive basis in the Ordinary Course of Business pursuant to a Contract that is no less protective of Seller, in a material respect for liability coverage, than the Seller’s standard form of customer Contract made available to Purchaser);
(xi)
Contract for the development, assignment or transfer of Intellectual Property;
(xii)
Contract whereby Seller has intended to resolve an actual or potential dispute relating to Intellectual Property, including settlement agreements or covenants not to assert, any waiver or release of any rights to Intellectual Property or coexistence agreements;
(xiii)
Contract prohibiting it from engaging in any business, including any oral or written arrangement to not conduct business with any other Person as a result of conducting business with a current or prospective client, or restricting Seller from soliciting or hiring any Person;
(xiv)
Contract or commitment for the purchase by Seller of machinery, equipment or other personal property for an amount in excess of $50,000;
(xv)
Contract that provides any customer or other business relation of the Seller with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers or business relations of Seller, including, without limitation, any agreement containing “most favored nation” provisions;
(xvi)
any settlement, conciliation or similar Contract with any Person or pursuant to which Seller will be required to satisfy any monetary or material non-monetary obligations after the date of this Agreement;
(xvii)
Contract for the disposition of any material assets or business of Seller or any agreement for the acquisition of any material assets or business of any other Person;
(xviii)
any agreement contemplating indemnity with any customer of Seller under which Seller is obligated to indemnify such Person against product warranty or infringement;

(xix)
Contract or order between Seller and a Governmental Authority or between Seller as a subcontractor (at any tier) in connection with a Contract between another Person and a Governmental Authority;
(xx)
warranty Contract with respect to Seller’s services rendered or their products sold, leased or licensed which contains terms and conditions that differ in any material respect from standard warranty terms and conditions provided to customers of Seller at the time of entering into such Contracts; or
(xxi)
any Contract with a Material Customer or Material Vendor.
(b)
All of the Contracts set forth or required to be set forth on Section 4.6(a) of the Disclosure Schedule, the Benefit Plans and the Leases (collectively, the “Material Contracts”) are valid, binding, fully executed and enforceable as to Seller, and to the Knowledge of the Seller, as to the other parties thereto, in accordance with their respective terms, in each case subject to (i) the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and (ii) as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Seller has performed all obligations required to be performed by them in all material respects and are not in default under or in breach of nor in receipt of any claim of default or breach under any Material Contract, and no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance under any Material Contract. To the Knowledge of Seller, there has been no breach or cancellation or anticipated breach or cancellation by the other parties to any Material Contract. Seller has made available to Purchaser true and complete copies of all written Material Contracts and an accurate description of all oral Material Contracts, in each case including all amendments thereto.
4.7
Intellectual Property, Privacy and Data Security.
(a)
Section 4.7(a)(i) of the Disclosure Schedule contains a complete and accurate list of all Registered Intellectual Property (specifying the owner thereof and the jurisdiction in which such item has been issued, registered or filed and the applicable issuance, grant, registration or serial number(s) and related dates, as applicable, and any actions that must be taken within 90 days of the date of the Closing to preserve such item, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates). All Registered Intellectual Property: is in full force and effect; is valid, subsisting and enforceable; is up to date on all registration, maintenance and renewal fees currently due and no such registration, maintenance and renewal fees are currently outstanding; and has been obtained and maintained in compliance with all applicable rules, policies and procedures of the applicable Governmental Authorities. No third party has any ownership right, title or interest in or to, or claim to, or Lien on, any of the Registered Intellectual Property, and Seller has obtained a waiver of moral rights in respect of any copyright works.
(b)
Seller solely and exclusively owns all right, title and interest (including the sole right to enforce) in and to the Owned Intellectual Property free and clear of all Liens except for Permitted Liens. In respect of the Owned Intellectual Property, Seller has obtained a waiver of moral rights from any and all authors of copyright works. Seller lawfully owns, or otherwise have sufficient rights to, all Company Intellectual Property to conduct the Business in the manner in which it is currently being conducted. All Owned Intellectual Property is fully transferable, alienable and licensable by Seller without restriction and without payment of any kind to any third party and without approval of any third party. The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Company Intellectual Property, or give rise to any right of any Person to terminate any rights under any License, charge additional fees under any License or exercise any new or additional rights under any Company Intellectual Property. No funding, facilities or personnel of any educational institution or Governmental Authorities were used, directly or indirectly, to develop or create, in whole or in part, any Owned Intellectual Property.

(c)
At no time during the conception of or reduction to practice of any of the Owned Intellectual Property was the Seller or, to the Knowledge of the Seller, any developer, inventor or other contributor to such Owned Intellectual Property (i) operating under any grants from any R&D Sponsor, (ii) performing (directly or indirectly) research sponsored by any R&D Sponsor or (iii) subject to any employment agreement, consulting or professional offer letter or invention assignment or non-disclosure agreement or other obligation with any third party that could adversely affect the Seller’s rights in, or give any such third party rights in or to, such Owned Intellectual Property, other than rights to use the Owned Intellectual Property for the sole benefit of Seller. Without limiting the foregoing, no developer, inventor or other contributor to any Owned Intellectual Property was employed by or has performed services for any R&D Sponsor during the period of time during which such developer, inventor or other contributor was also performing services for Seller or during the 12 month period immediately prior to his or her employment or engagement with Seller. No R&D Sponsor has any claim of, right or license to, ownership of or other Lien on any Company Intellectual Property.
(d)
Seller, Company Products (including the use thereof), Company Intellectual Property and the conduct of the Business do not violate, infringe (directly, contributorily, by inducement, or otherwise) or misappropriate any Intellectual Property of any Person (and have not previously done so). There is no past, pending or threatened Action involving any Company Intellectual Property (including any Actions contesting the validity, use, ownership or enforceability of any of the Company Intellectual Property), Company Product or the conduct of the Business, or alleging that any of the foregoing infringes, misappropriates or otherwise violates the rights of any Person, nor are there any facts or circumstances that might reasonably serve as the basis for any such Action; and Seller has not received any of the following: any notice that they must license or refrain from using any Intellectual Property or any offer by any other Person to license any Intellectual Property to Seller. To the Knowledge of the Seller, no Person is infringing, misappropriating or otherwise violating or conflicting with any Company Intellectual Property, and no Person has previously done any of the foregoing
(e)
All Licenses are in full force and effect and are valid, binding and enforceable against all parties thereto in accordance with their terms; and, to the Knowledge of the Seller, there is no event or condition that is or will result in a breach, default or violation thereunder (with or without due notice or lapse of time or both) by any party thereto; and, Seller has not received notice of any such breach, default or violation. There are no royalties, honoraria, fees or other payments payable by Seller to any Person (other than employment salaries to Employees, or fees and other consideration payable to Independent Contractors not contingent on or related to use of such Independent Contractors' work product developed on behalf of Seller) as a result of the ownership, use, possession, license-in, license-out, distribution, deployment, development, support, maintenance, provision, marketing, sale or other exploitation of any Company Product or Company Intellectual Property.
(f)
Seller has taken all actions reasonably necessary and all actions common in the industry to maintain and protect all of the Company Intellectual Property, including the secrecy, confidentiality and value of Trade Secrets owned or held by Seller. Seller has not disclosed any confidential Company Intellectual Property (including the source code to any Company Products) to any third party other than pursuant to a written confidentiality agreement pursuant to which such third party agrees to protect such confidential information. There has been no breach of confidentiality by Seller or any third party.

(g)
No present or former employee, officer or Independent Contractor of Seller has any ownership, license or other right, title or interest in any Company Intellectual Property or any improvements, modifications, or derivative works thereof or thereto. Each current and former employee, officer and Independent Contractor of Seller who is or has been involved in the development (alone or with others) of any Intellectual Property by or for Seller, or has or previously had access to any Trade Secrets owned or held by Seller, has executed and delivered to Seller written a Contract that: (i) assigns to the Seller, without any obligation of payment, all right, title and interest in and to any such Intellectual Property, including waiver of any and all moral rights in respect of any copyright works, and (ii) reasonably protects such Trade Secrets. No present or former employee, officer or Independent Contractor of Seller is in violation of any such Contract. None of the Contracts of the Seller (including any Contract for the performance of professional services by or on behalf of Seller) obligates Seller to develop any Intellectual Property (including any elements of any Company Products) for any third party (including any customer or end user), or confers upon any Person other than the Seller any ownership right, exclusive license or other exclusive right with respect to any Intellectual Property developed or delivered in connection with such Contract.
(h)
There are, and have been, no material defects, glitches, or other technical problems in any of the Company Products that would prevent the same from performing substantially in accordance with their contractual requirements, user specifications or functionality descriptions (collectively, “Technical Deficiencies”). There is no Malicious Code in any of the Company Products or the Company Systems, and Seller has not received any complaints from any customers or other business relations related to any Malicious Code or Technical Deficiencies.
(i)
Section 4.7(i) of the Disclosure Schedule sets forth (i) a list of all Open Source Software that is currently used in, incorporated into, integrated or bundled with any Company Products or otherwise distributed by Seller, and (ii) for each such item of Open Source Software: (A) the name and version number of the applicable license; (B) the distributor or website from which the Open Source Software was obtained; and (C) the manner in which such Open Source Software is used in, incorporated into, integrated or bundled with any Company Products (including, as applicable, the applicable Company Product or Company Products, the manner and extent to which such item of Open Source Software interoperates with any Company Products, such as by static or dynamic linking, inheritance, pipes, files, APIs, function calls, etc.).
(j)
Seller has Company Systems sufficient for the immediate and anticipated future operation of the Business. Seller has implemented, maintained and tested adequate and commercially reasonable disaster recovery procedures and facilities for the Business and Seller has taken all necessary steps to safeguard and maintain the information technology systems utilized in the operation of the Business. There have been no failures, breakdowns, or continued substandard performance of any Company Systems which have caused the substantial disruption or interruption in or to the use of the Company Systems or the operation of the Business. The Company Systems have not experienced (i) any successful hacking attempts or other security incidents, or (ii) a shutdown for a continuous period of 24 hours or more. Seller has taken all actions necessary to (x) protect the confidentiality, security and integrity of the Company Systems and all Company Data including by implementing industry standard procedures preventing unauthorized use, access, interruption or modification by any Person and the introduction of any bug, virus, worm, malware, Trojan horse or similar disabling code or program (“Malicious Code”), and the taking and storing on site and off site of back-up copies of critical data and (y) ensure that all Company Systems are fully functional and operate and run in a reasonable and efficient business manner in all material respects. Seller has used commercially reasonable efforts to implement security patches and upgrades that are generally available for the Company Systems.

(k)
Seller: (i) exclusively owns and possesses all right, title and interest in and to the Company Product Data free and clear of any restrictions of any nature, including all Intellectual Property embodied in or associated with the underlying Company Product Data, and (ii) has all rights to all of the Company Product Data, including the rights, directly or indirectly, to use or exploit the same in any manner whatsoever, including the rights to publish, reproduce, distribute, license, sell, and create derivative works of the Company Product Data, in whole or in part, anywhere in the world.
(l)
Seller is and at all times has been in compliance in all material respects with all applicable Laws pertaining to Seller’s operations and the Company Products and Company Systems, and development and provision of software and services. No Actions are or have been pending or threatened against Seller under any such Laws.
(m)
No Governmental Authority has audited or inspected any Company Product or Company System, other than a Governmental Authority that is a customer of Seller and conducted an audit or inspection solely in its capacity as a potential customer of Seller. Seller has accurately and completely responded to, and fully resolved, all issues, violations or deficiencies raised in any such audits or inspections. Seller has not received notice of any Actions, citations, information requests, warning letters or notices directed to Seller from any Governmental Authority regarding alleged violation of applicable Law or directed to a customer or other business relation of Seller based on its use of any Company Product or Company System.
(n)
None of the customers or other business relations of Seller have conducted any audit or inspection of any Company Product or Company System or operations of the Business that identified or noted any material issues, violations or deficiencies. Seller has accurately and completely responded to, and fully resolved, all material issues, violations or deficiencies raised in such audits or inspections. Seller has not received notice of any Actions, notices of deficiencies or notices of breach of contract directed to Seller from any of their customers or other business relations.
(o)
Seller is not subject to any obligation arising under any pending or prior administrative, regulatory or other Action, notice of violation letter, or other notice, response or commitment made to or with any Governmental Authority with respect to any Company Product or Company System. Seller has made all notifications, submissions and reports required by any such obligation, and all such notifications, submissions and reports were true, complete and correct in all material respects as of the date of submission to any Governmental Authority. None of Seller, any Company Product or Company System is required to be licensed, registered, credentialed or certified with or by any Governmental Authority.
(p)
Seller is, and at all times since its respective incorporations has been in compliance in all material respects with: (i) all Privacy Laws, and in each case, the rules and regulations implemented thereunder; (ii) all Laws related to consumer protection with respect to unauthorized electronic communications; and (iii) all Contracts (or portions thereof) to which Seller is a party that are applicable to Data Treatment (collectively, “Privacy Agreements”).
(q)
Seller maintains commercially reasonable policies, procedures, and rules regarding data privacy, protection and security that comply in all material respects with all Data Security Requirements. Seller and the conduct of the Business is and has at all times been in compliance with all Data Security Requirements in all material respects. There has been no actual or alleged (i) unauthorized access to or use, unintended or improper disclosure, or breaches of the security of any Company System, Company Data, Sensitive Information, Personal Information or confidential information collected, maintained, or stored by or on behalf of Seller, (ii) unauthorized access to or collection, use, processing, storage, sharing, distribution, transfer, disclosure, destruction or disposal of Seller trade secrets or other confidential information, or any loss, distribution, compromise or unauthorized disclosure thereof; (iii)

illegal or unauthorized Data Treatment of Sensitive Information or Personal Information conducted by or on behalf of Seller, (iv) breach of any Privacy Agreements by Seller; (v) breach of any Privacy Laws or any other Data Security Requirements by Seller; or (vi) claim from any affected individual that has given rise or may give rise to any liability under Privacy Laws.
(r)
As required by Privacy Laws, Seller has obtained all necessary consents to complete the transactions contemplated by this Agreement and such transactions will not result in any Liabilities in connection with any Data Security Requirements.
(s)
Seller has implemented privacy and security policies and procedures, performed security risk assessments, penetration testing and such other testing required by applicable Data Security Requirements.
(t)
Seller has taken reasonable steps to ensure that all Company Data in its possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse, as and to the extent required per applicable Law including all Privacy Laws.
(u)
Seller has not been required by Privacy Laws to provide notice to an individual or business entity reporting the unauthorized access to or acquisition of Sensitive Data or Personal Information.
(v)
The Company Systems: (i) are sufficient for the conduct of the Ordinary Course of Business; (ii) are in good working condition to effectively perform all computing, information technology, and data processing operations that are material and necessary for the conduct of the Ordinary Course of Business; (iii) perform in accordance with the applicable documentation and without any defects or interruptions in performance that could not be addressed by available support services; (iv) to the Knowledge of the Seller, have been used in compliance with all applicable Laws; and (v) contain and/or are subject to appropriate and industry-standard security measures that safeguard against the unauthorized use, copying, disclosure, modification, theft, and destruction of, or access to, the Company Systems and any Sensitive Data, Personal Information, Confidential Information or other information, data, or materials stored on or transmitted or otherwise processed by the Company Systems.
(w)
Seller has and maintains back-up systems and disaster recovery and business continuity plans, consistent with current industry practices, designed to ensure the continuing availability of the functionality provided by the Company Systems in the event of any malfunction of, or other form of disaster affecting, any of the Company Systems.
4.8
Litigation. Except as set forth on Section 4.8(a) of the Disclosure Schedule, there are, and during the past five (5) years have been, no Actions pending or threatened (in writing or, to the Knowledge of the Seller, orally) by or against Seller (or pending or threatened against or affecting any of the officers, directors, managers or employees of Seller related to Seller or their services thereto), at law or in equity, or before or by any Governmental Authority. Seller has not received any notice of, and to the Knowledge of the Seller, there has not been any, accident, happening or event, including any which is caused or allegedly caused by or otherwise involving any services performed in connection with or on behalf of Seller, in each case that could reasonably be expected to result in or serve as a basis for any such Actions or otherwise for any claim or Loss. Seller is not subject to any judgment, order or decree of any court or other Governmental Authority.

4.9
Employees; Contractors; Benefit Plans.
(a)
Seller has no Employees. All Persons characterized and treated by Seller as independent contractors or consultants are properly classified as independent contractors under all applicable Laws and Seller has not received any notice from an independent contractor or consultant, or any Governmental Authority, disputing such classification. There is not, and has not been at any time, any Action against Seller pending or, to the Knowledge of Seller, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment or engagement of any current or former applicant, Employee, Independent Contractor of Seller, including any Action relating to unfair labour practices, employment standards, employment classification, employment discrimination, human rights, harassment, reprisal, retaliation, pay equity, occupational health and safety, workers’ compensation, wages and hours, overtime, vacation pay, paid time off, or any other employment related matter arising under applicable Laws.
(b)
Section 4.9(a) of the Disclosure Schedule lists: (i) all individuals who are currently performing services for Seller as independent contractors under a contract; and (ii) the current rate of compensation and total fees paid during the 2024 calendar year of each such individual. A copy of each independent contractor agreement has been made available to the Purchaser. Except as set forth on Section 4.9(a) of the Disclosure Schedule, all Persons characterized and treated by the Company as contractors are and have at all times been properly classified and treated as independent contractors under all applicable Laws, including without limitation Tax Laws.
(c)
No pending offer of employment or engagement has been made by Seller that has not yet been accepted, or which has been accepted but the employment or engagement has not yet started.
(d)
No Employee or independent contractor has stated or otherwise provided notice to Seller that they will resign or retire or cease to provide work or services as a result of the closing of the transactions contemplated by this Agreement.
(e)
There are no charges pending against Seller under applicable occupational health and safety Laws, and there have been no charges against Seller under such Laws for the past three (3) years. Seller is in compliance in all respects with any Orders issued under occupational health and safety Laws, and there are no appeals of any Orders under such Laws currently outstanding.
(f)
Seller has promptly, thoroughly and impartially investigated all workplace harassment (including sexual harassment) and workplace violence allegations and claims of which Seller is aware relating to Employees, former Employees and contractors of Seller that is reasonable in the circumstances. With respect to each such allegation or claim with potential merit, Seller has taken prompt corrective action that is reasonably calculated to prevent further workplace harassment (including sexual harassment) and workplace violence reasonable in the circumstances. To the Knowledge of Seller, there are no facts that could result in Liability with respect to any such allegations.
(g)
Since the respective dates of their incorporation or formation, Seller has not received any notice alleging that any Employees or Independent Contractors are in violation or breach of any term of any employment contract, invention assignment agreement, patent disclosure agreement, non- competition agreement, non-solicitation agreement, restrictive covenant, statutory obligation, fiduciary duty or any other common law obligation owed to any former employer, contractor, customer or client, relating to the right of any such Employee or Independent Contractor to be employed by Seller because of the nature of the business conducted by Seller or to the use of trade secrets, confidential or proprietary information of others.

(h)
Since the incorporation of the Seller, there have been no Benefit Plans and there are no Benefit Plans currently in force. Seller has no outstanding obligation, agreement or commitment, whether in writing or verbally, to create any Benefit Plan.
(i)
There are no outstanding loans between Seller and any of its Employees or Independent Contractors. There are no outstanding promises (whether written or oral), or assurances or undertakings, to any of the Employees or independent contractors of Seller as to the continuation, introduction, increase, or improvement of any terms and conditions, renumeration, benefits or other bonus or incentive scheme.
4.10
Compliance with Laws; Permits.
(a)
Seller has at all times during the prior 5 years complied with, and is currently in compliance with, all applicable Laws in all material respects. Seller owns, holds or possesses all material permits, filings, notices, licenses, consents, authorizations, accreditation, waivers, approvals and the like of, to or with any Governmental Authority or any other Person (collectively, the “Permits”) which are required or desirable for the conduct of the Business and the ownership, use or occupancy of the Seller’s assets. Sellers are in compliance with all terms and conditions of all Permits in all material respects and all such Permits are in full force and effect. Seller has not received any notification from any Governmental Authority or other Person (i) asserting that Seller is not in compliance with any Law or Permit or (ii) threatening to revoke any material Permit owned or held by Seller. Seller has not certified, represented or otherwise indicated (either orally or in writing) to any Person, including any Governmental Authority, that it is a woman- or minority-owned business, small business or any other designation that entitles Seller to a favored status or benefits.
4.11
Regulatory Compliance.
(a)
Seller, or to the Knowledge of the Seller, its Representatives, have in the past 5 years:

(i)
violated any applicable Anti-Corruption Laws;
(ii)
violated any applicable Anti-Money Laundering Laws;
(iii)
violated any applicable Trade Laws;
(iv)
offered, paid, promised to pay, authorized the payment of, received, or solicited anything of value under circumstances such that all or a portion of such thing of value would be offered, given, or promised, directly or indirectly, to any Person to obtain any improper advantage;
(v)
conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any potential noncompliance with any Anti-Corruption Laws, Anti-Money Laundering Laws, or Trade Laws; or
(vi)
been the subject of current, pending, or threatened investigation, formal or informal inquiry or enforcement proceedings for violations of Anti-Corruption Laws, Anti- Money Laundering Laws, or Trade Laws or received any notice, request, or citation for any actual or potential noncompliance with any Anti-Corruption Laws, Anti-Money Laundering Laws, or Trade Laws.

(b)
Seller or, to the Knowledge of the Seller, their Representatives is currently a Person that (i) has been or is designated on any list of any U.S. or Canadian Governmental Authority, including OFAC’s Specially Designated Nationals and Blocked Persons List, Commerce’s Denied Persons List, the Commerce Entity List, and the U.S. Department of State’s (the “State Department”) Debarred List, or has been or is listed under any regulations under the Canadian Trade Laws (ii) has participated in any transaction involving such designated person or entity, or any country that is subject to U.S. sanctions administered by OFAC or Canadian sanctions unless permissible under applicable Law, (iii) has exported (including deemed exportation) or re-exported, directly or indirectly, any good, technology or services in violation of any applicable Canadian or U.S. export control or economic sanctions laws, regulations or orders administered by OFAC, the Commerce Department, the State Department, unless permissible under applicable Law or (iv) has participated in any export, re-export or transaction connected with any purpose prohibited by U.S. export control and economic sanctions laws, as applicable, including, without limitation, support for international terrorism and nuclear, chemical or biological weapons proliferation, unless permissible under applicable Law.
(c)
Seller:
(i)
conducts commercially reasonable (in light of the business and markets in which Seller operates) risk assessments in order to understand the nature and extent of its exposure to risks of breaches of Anti-Corruption Laws, Anti-Money Laundering Laws and Trade Laws; and
(ii)
instituted commercially reasonable (in light of the business and markets in which Seller operates) proportionate risk-based policies and procedures in order to prevent violations of Anti-Corruption Laws, Anti-Money Laundering Laws and Trade Laws.
(d)
Without limiting the foregoing, Seller has not received any written notice that it is subject to any civil or criminal investigation, audit or any other inquiry involving or otherwise relating to any alleged or actual violation of Trade Laws.
4.12
Affiliate Transactions. No officer, director, Employee or Affiliate of Seller or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, (a) is a party to any agreement, contract, commitment or transaction with Seller, (b) is an Employee, Independent Contractor, competitor, creditor, debtor, customer, distributor, supplier or vendor of Seller (or owns an interest in any of the foregoing), (c) provides services or resources to Seller or is dependent on services or resources provided by Seller or (d) has any interest in any property, asset or right used by Seller.
4.13
Real Property.
(a)
Seller does not own, nor has ever owned any real property.
(b)
Section 4.13(b)(x) of the Disclosure Schedule sets forth (A) the address of all leasehold estates or other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property (the “Leased Real Property”), and (B) a complete list of all leases, subleases, licenses, concessions (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) and other agreements pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). Seller has delivered to Purchaser a true and complete copy of all Leases. (i) the Leases are in full force and effect, and Seller holds a valid and enforceable leasehold interest under each such Lease; (ii) Seller’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Seller’s Knowledge, there are no disputes with respect to such Lease; (iii) Seller has not assigned any interest under any of the Leased Real Property or sublet or licensed or permitted any other Person to occupy any part of the Leased Real Property; (iv) Seller has no collaterally assigned or granted any other security interest in such Lease or any interest therein; (v) there are no Liens on the estate or interest created by such Lease; (vi) all Leased Real Property is leased under written Leases; (vii) Seller is in compliance in all material respects with the terms of each Lease to which it is a party, and neither Seller, to Seller’s Knowledge, any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (viii) the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not require the consent of any other party to any Leases for any of the Leased Real Property and will not result in a breach of or default under the Leases or otherwise cause any such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transaction contemplated hereby; (ix) the Leased Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the Business and operations of Seller; (x) no security deposit or portion thereof deposited with respect to any Lease has been applied in respect of a breach or default under that Lease which has not been redeposited in full; (xi) Seller will not owe in the future any brokerage commission or finder’s fees with respect to any Lease; and (xii) the Leased Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws, and all insurance requirements affecting the Leased Real Property.
4.14
Material Customers and Material Vendors.
(a)
Section 4.14(a) of the Disclosure Schedule sets forth all customers of Seller (each, a “Material Customer”), together with the consolidated revenue applicable to each such Material Customer for each such period. Seller has not received any notice from any Material Customer that such Material Customer is considering or intends, anticipates or otherwise expects to stop, decrease the volume of, or otherwise adversely change, adjust, alter or otherwise modify any of the terms (whether related to payment, price or otherwise) with respect to purchasing materials, products or services from Seller (whether as a result of the consummation of the transactions contemplated hereby or otherwise). To the Knowledge of the Seller, there have been no developments with any Material Customer that may serve as the basis for such Material Customers materially changing their relationship with Seller.
(b)
Section 4.14(b) of the Disclosure Schedule sets forth each of the largest vendors of Seller (each, a “Material Vendor”), together with the applicable dollar amount paid to each such vendor for each such period. No Seller has received any notice from any Material Vendor that such Material Vendor is considering or intends, anticipates or otherwise expects to stop, decrease the volume of, or otherwise adversely change, adjust, alter or otherwise modify any of the terms (whether related to payment, price or otherwise) with respect to supplying materials, products or services for or to Seller (whether as a result of the consummation of the transactions contemplated hereby or otherwise). To the Knowledge of the Seller, there have been no developments with any Material Vendor that may serve as the basis for such Material Vendor materially changing its relationship with Seller.
4.15
No Acceleration of Rights or Benefits. Seller has not made nor is obligated to make any payment to any Person in connection with the transactions contemplated by this Agreement, and no rights or benefits of any Person have been (or will be) accelerated or increased as a result of the consummation of the transactions contemplated by this Agreement and no Person’s rights or obligations may be modified upon a change of control of Seller or provide any Person the right to receive payment (including rescission or liquidated damages) upon a change of control of Seller.
4.16
Insolvency. Seller is not insolvent, has not committed an act of bankruptcy, proposed a compromise or arrangement or made a proposal or filed a notice to make a proposal to its creditors generally, had any petition for a receiving order in bankruptcy filed against Seller, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt or wound-up, taken any proceeding to have a receiver of any part of its assets appointed, had any holder of an encumbrancer take possession of any of its property, or had any execution or distress become enforceable or become levied upon any of its property.

4.17
Tax Residence. Seller is a resident of the state or province and country listed on Section 4.17 of the Disclosure Schedule.
4.18
Economic Risk. Seller is able to bear the economic risk of his investment in the Consideration Shares for an indefinite period of time because the Consideration Shares have not been registered under the Securities Act or qualified for sale under a prospectus (including under applicable Brazilian securities laws) and, therefore, cannot be sold unless subsequently registered under the Securities Act or become qualified for sale under a prospectus or an exemption from such registration or prospectus requirement is available.
4.19
Investment Intent. The Consideration Shares to be acquired by Seller pursuant to this Agreement will be acquired for Seller’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the Consideration Shares will not be disposed of in contravention of the Securities Act or any applicable state securities laws.
4.20
No Advertisement. Seller is not acquiring the Consideration Shares as a result of, or subsequent to, any advertisement, article, notice or other communication published in any newspaper, magazine, internet publication or similar media or broadcast over television, radio or the internet or presented at any public seminar or meeting.
4.21
Opportunity to Ask Questions. Seller has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Consideration Shares and has had access to such other information concerning the Purchaser as Seller has requested.
4.22
Future Dilution. Seller acknowledges and agrees that there may be additional issuances of equity securities of the Purchaser after the date hereof, and the Consideration Shares may be diluted in connection with any such issuance.
4.23
Independent Advice. Seller has had the opportunity, and has been advised by the Purchaser to consult with tax advisors as to the U.S. federal, state, local and foreign Tax consequences of the transactions contemplated by this Agreement, and fully understands the terms and conditions contained herein. Seller is not relying on the Purchaser or any of its Affiliates’, or their respective employees, agents or Representatives with respect to the legal, tax, economic, and related considerations of accepting the Consideration Shares.
4.24
Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Seller is a party or to which Seller is subject.
4.25
Litigation. There are no Actions pending or threatened against Seller which seeks or would seek to prevent, delay or impede Seller’s ability to consummate the transactions contemplated by the Documents, nor is Seller subject to any Order of any court or other Governmental Authority which would reasonably be expected to prevent, delay or impede his ability to consummate the transactions contemplated by the Documents.

ARTICLE V

Representations and Warranties Regarding Rocelo

As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Rocelo hereby represents and warrants to Purchaser that the following representations and warranties are true and correct as of the date hereof, except as set forth in the Disclosure Schedule (subject and after giving effect to the preamble of Article IV):

5.1
Authorization; No Breach.
(a)
Rocelo’s execution, delivery and performance of the Documents and all other agreements and instruments contemplated hereby to which Rocelo is a party has been duly authorized by Rocelo. The Documents and all other agreements or instruments contemplated hereby, when executed and delivered by Rocelo in accordance with the terms hereof, shall each constitute a valid and binding obligation, enforceable in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(b)
The execution, delivery and performance by Rocelo of the Documents and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by Rocelo, does not and shall not (whether with or without the passage of time, the giving of notice or both) (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon the Acquired Assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or Governmental Authority pursuant to, (A) any Law to which Rocelo is subject, or (B) any material agreement, instrument, order, judgment or decree to which Rocelo is subject.
5.2
Title. Rocelo owns of record and beneficially all of the Equity Interests of the Seller, and has good and valid title to such Equity Interests, free and clear of all Liens. Rocelo is not a party to (a) any option, warrant, purchase right or other Contract (other than this Agreement) that could require Rocelo to sell, transfer or otherwise dispose of any Equity Interests of Seller or (b) any voting trust, proxy, or other agreement or understanding with respect to the voting of any Equity Interests of Seller.
5.3
Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which such Rocelo is a party or to which Rocelo is subject.
5.4
Litigation. There are no Actions pending or threatened against Rocelo which seeks or would seek to prevent, delay or impede Rocelo’s ability to consummate the transactions contemplated by the Documents, nor is Rocelo subject to any Order of any court or other Governmental Authority which would reasonably be expected to prevent, delay or impede his ability to consummate the transactions contemplated by the Documents.
5.5
English Language. Rocelo is able to read and understand English. If Rocelo has received this Agreement, or any other document related to the transactions contemplated by this Agreement translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

ARTICLE VI

Representations and Warranties of Purchaser

As a material inducement to Seller and Rocelo to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser hereby represents and warrants to Seller and Rocelo that the following representations and warranties are true and correct as of the date hereof:

6.1
Organization and Power. Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation, and Purchaser possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.
6.2
Authorization; No Breach.
(a)
The execution, delivery and performance of this Agreement and all other agreements or instruments contemplated hereby to which Purchaser is a party has been duly authorized by Purchaser and each other Person whose authorization and/or approval is required for such execution, delivery and performance. This Agreement and all other agreements contemplated hereby to which Purchaser is a party, when executed and delivered by Purchaser in accordance with the terms hereof, shall each constitute a valid and binding obligation of Purchaser, enforceable in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(b)
The execution, delivery and performance by Purchaser of this Agreement and all other agreements contemplated hereby to which Purchaser is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by Purchaser, do not and shall not (whether with or without the passage of time, the giving of notice or both) (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Authority pursuant to, (A) the Organizational Documents of Purchaser, (B) any Law to which Purchaser is subject, or (C) any material agreement, instrument, order, judgment or decree to which Purchaser is subject.
6.3
Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Purchaser is a party or to which Purchaser is subject.
6.4
Litigation. There are no Actions pending or threatened against the Purchaser which seeks or would seek to prevent, delay or impede the Purchaser’s ability to consummate the transactions contemplated by the Documents, nor is the Purchaser subject to any Order of any court or other Governmental Authority which would reasonably be expected to prevent, delay or impede the Purchaser’s ability to consummate the transactions contemplated by the Documents.
6.5
Consideration Shares. Assuming the accuracy of the representations and warranties set out in Article V, the Consideration Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued and fully paid and free of any Liens or restrictions on transfer other than restrictions on transfer under applicable securities Laws.

ARTICLE VII

Indemnification

7.1
Survival of Representations and Warranties. The representations and warranties of Purchaser and Seller in this Agreement shall survive the Closing and terminate at 11:59 p.m. Eastern Time on the date that is 18 months following the Closing Date, except (a) that the representations and warranties contained in Section 4.5 (Tax Matters) and Section 4.9 (Employees) shall survive the Closing and terminate on the 90th day following the expiration of the applicable statute of limitations and reassessment periods pursuant to applicable Laws with respect to the Liabilities in question (including, for the avoidance of doubt, any extensions thereof) and (b) the Fundamental Representations shall survive the Closing and terminate on the date that is 6 years following the Closing Date. All covenants and agreements set forth herein shall survive the Closing indefinitely. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under this Article VII, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 7.1 if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time; provided that, in any such case, such representation or warranty shall survive only (i) for the purposes of claims for indemnity with respect to such inaccuracy or breach and not for the purposes of claims for indemnity related to any other inaccuracy or breach, and (ii) until any claim for indemnity with respect to such inaccuracy or breach is resolved.
7.2
General Indemnification.
(a)
Indemnification Obligations of Seller. From and after the Closing, Seller hereby agrees to indemnify Purchaser and its Affiliates, equityholders, partners, officers, directors, managers, employees, agents, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Purchaser Indemnified Parties as and when incurred for any Losses, which any such Purchaser Indemnified Party may suffer arising from, relating to or as a result of:
(i)
any breach of or inaccuracy in any representation or warranty set forth in Article IV (in each case including the Disclosure Schedule) or any certificate furnished to Purchaser by the Seller pursuant to this Agreement;
(ii)
any Excluded Assets or Excluded Liabilities;
(iii)
any breach of or inaccuracy in any representation or warranty set forth in Article V (in each case including the Disclosure Schedule) or any certificate furnished to Purchaser by Seller pursuant to this Agreement; or
(iv)
any breach or nonfulfillment of any covenant or agreement of Seller or Rocelo under this Agreement.
(b)
Indemnification Obligations of Purchaser. From and after the Closing, Purchaser shall indemnify Seller and its successors and permitted assigns (collectively, the “Seller Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Seller Indemnified Parties as and when incurred for any Losses which any Seller Indemnified Party may suffer arising from, relating to or as a result of:
(i)
any breach of or inaccuracy in any representation or warranty set forth in Article VI or any certificate furnished to Seller by Purchaser pursuant to this Agreement;
(ii)
Any Acquired Assets; or

(iii)
any breach or nonfulfillment of any covenant or agreement of Purchaser under this Agreement.
(c)
Limitations on Seller’s Indemnification Obligations. Notwithstanding the foregoing, Seller shall not be required to indemnify the Purchaser Indemnified Parties in respect of any Loss under Section 7.2(a) unless and until the aggregate amount of all Losses subject to indemnification under Section 7.2(a) (other than with respect to Seller Fundamental Representations which, for the avoidance of doubt, shall not reduce the Deductible) exceeds $250,000 (the “Deductible”), and upon the aggregate amount of all such Losses exceeding the Deductible, the Seller shall be required to indemnify the Purchaser Indemnified Parties for all such Losses, including the first $100,000, and (ii) from and after such time that Seller has made indemnification payments under Section 7.2(a)(i) (other than with respect to Seller Fundamental Representations which, for the avoidance of doubt, shall not count towards the General Cap) that in the aggregate are equal to or in excess of 25% of the Purchase Price (the “General Cap”). Further, the Sellers’ liability for any and all Losses that are subject to indemnification pursuant to Section 7.2(a) shall be limited in the aggregate to the Purchase Price (collectively, the “Overall Cap”). Notwithstanding anything herein to the contrary, the Deductible and the General Cap shall not apply to Losses to the extent such Losses arise from a breach or inaccuracy of a Seller Fundamental Representation, and none of the Deductible, the General Cap or the Overall Cap shall apply to Losses to the extent such Losses arise from claims for Fraud, and, for the avoidance of doubt, neither the Deductible nor the General Cap shall apply in any claim for indemnification pursuant to Sections 7.2(a)(ii) and Section 7.2(a)(iv).
(d)
Limitations on Purchaser’s Indemnification Obligations. Notwithstanding the foregoing, (i) Purchaser shall not be required to indemnify the Seller Indemnified Parties in respect of any Loss under Section 7.2(b) (A) unless and until the aggregate of all Losses subject to such indemnification (other than with respect to Purchaser Fundamental Representations) exceeds the Deductible and (B) in excess of the General Cap and (ii) Purchaser’s liability for any and all Losses that are subject to indemnification pursuant to Section 7.2(b) shall be limited in the aggregate to the Overall Cap. Notwithstanding anything herein to the contrary, the Deductible and the Overall Cap shall not apply to Losses to the extent such Losses arise from a breach or inaccuracy of a Purchaser Fundamental Representation, and none of the Deductible, or the Overall Cap shall apply to Losses to the extent such Losses arise from claims for Fraud, and, for the avoidance of doubt, neither the Deductible nor the Overall Cap shall apply in any claim for indemnification pursuant to Section 7.2(b)(iii).
7.3
Manner of Payment. Any indemnification of the Purchaser Indemnified Parties or the Seller Indemnified Parties pursuant to Section 7.2 shall be effected by wire transfer of immediately available funds from Seller or Purchaser, as the case may be, to an account designated in writing by the applicable Purchaser Indemnified Party or Seller Indemnified Party, as the case may be, within 10 days after the determination thereof; provided, however, at the option of the Purchaser (which option may be exercised in the Purchaser’s sole and absolute discretion), any indemnification of the Purchaser Indemnified Parties may be set-off against up to 50% of each of the First Earn-Out Payment or Second Earn-Out Payment by (A) first, deducting the amounts in USDT payable to Seller and (B) second, by the reclassification as Deferred Shares of the number of Consideration Shares issued to the applicable Seller that is equal to the quotient of: (i) the total amount of Losses indemnifiable by such Seller; divided by (ii) the VWAP of the Buyer’s common stock on NASDAQ over the five (5) trading day period immediately prior to closing (being the share price of each Consideration Share on the date of this Agreement), rounded to the nearest full share. Any reclassification of Consideration Shares as Deferred Shares in accordance with this Section 7.3 shall be by notice served on the Seller by the Purchaser and each Seller agrees that the provisions of article 7 of the articles of the association of the Purchaser shall apply to allow such conversion.
7.4
Third Party Claims. Any Person making a claim for indemnification under this Section 7.2 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that any such notice required to be provided to Seller as Indemnitors pursuant hereto shall be delivered to Seller ;

provided further that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) the Indemnitor has been materially prejudiced thereby. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that, prior to the Indemnitor assuming control of such defense it shall, within 20 days of its receipt of an indemnification claim, first verify to the Indemnitee in writing that such Indemnitor shall be responsible (with no reservation of any rights) for all liabilities and obligations relating to such claim for indemnification; and provided, further, that:
(a)
the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor, and except that the Indemnitor shall pay the reasonable fees and expenses of such separate counsel if the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee);
(b)
the Indemnitor or Seller, as applicable, shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) and the Indemnitor shall pay the reasonable fees and expenses of counsel retained by the Indemnitee if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation; (2) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be materially detrimental to the Indemnitee’s future business prospects; (3) the claim seeks an injunction or equitable relief against the Indemnitee; (4) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee; (5) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; (6) the claim is with respect to Taxes, (7) the Indemnitee reasonably believes that the Indemnitor lacks the financial resources to satisfy any Losses relating to the claim, or (8) the claim for indemnification would reasonably be expected to result in greater liability to the Indemnitee than the Indemnitor, taking into account the Deductible and other limitations on indemnification herein;
(c)
if the Indemnitor or Seller, as applicable, shall control the defense of any such claim, such Person shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice; and
(d)
if the Indemnitor or Seller, as applicable, is not entitled to, or does not, assume control of such defense pursuant to the preceding provisions of this Section 7.4, the Indemnitee shall control such defense without waiving any right that the Indemnitee may have against the Indemnitor for indemnification pursuant to this Section 7.4.
7.5
Direct Claims. Notwithstanding anything herein to the contrary, any claim by an Indemnitee for indemnification not involving a third party claim may be asserted by giving the Indemnitor written notice thereof; provided that any such notice required to be provided to Seller as Indemnitor pursuant hereto shall be delivered to Seller . If the Indemnitor does not notify the Indemnitee within 30 calendar days following its receipt of such notice that the Indemnitor disputes its liability to the Indemnitee, such claim specified by the Indemnitee in such notice shall be conclusively deemed an immediately due and payable obligation of the Indemnitor hereunder.

7.6
Insurance. If the amount of Losses incurred by an Indemnitee at any time subsequent to the making of an indemnity payment is reduced by any recovery, settlement or otherwise under any insurance coverage or under any claim, recovery, settlement or payment by or against any other Person, the Indemnitee shall promptly repay to the Indemnitor the amount of the reduction (less any reasonable costs and expenses (including Taxes)). Each Indemnitee shall use commercially reasonable efforts to recover from insurance policies in respect of any such Losses.
7.7
Types of Losses. Neither the Purchaser Indemnified Parties nor the Seller Indemnified Parties shall be entitled to be indemnified pursuant to this Agreement for any Losses arising from, relating to or as a result of punitive damages except to the extent such punitive damages are actually awarded to a third party in an action brought against a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable.
7.8
Materiality. Notwithstanding anything contained herein to the contrary, for purposes of determining whether there has been a breach of any representation or warranty and the amount of Losses that are the subject matter of a claim for indemnification or reimbursement hereunder, each representation and warranty in this Agreement and the schedules and exhibits hereto shall be read without regard and without giving effect to the term “material” or “Material Adverse Effect” or similar phrases contained in such representation or warranty which has the effect of making such representation and warranty less restrictive (as if such word were deleted from such representation and warranty).
7.9
Adjustment to Purchase Price. All payments made pursuant to this Article VII shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
7.10
Exclusive Remedy. Subject to Section 11.3, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud or willful breach) for any breach of any representation, warranty or covenant set forth herein or in any schedule or certificate delivered in connection herewith shall be pursuant to the indemnification provisions set forth in this Article VII.
7.11
Duty to Mitigate. The parties acknowledge and agree that the Purchaser Indemnified Parties shall not have any duty to mitigate any Losses otherwise recoverable pursuant to this Article VII to the extent the Purchaser Indemnified Parties determines it would not be commercially reasonable to do so. For greater certainty, this Section 7.11 shall not require the Purchaser Indemnified Parties to terminate, amend or vary any Contracts with customers of the Business to which the Purchaser or any of its Affiliates are a party, or take any action against any counterparties thereto.
7.12
Double Claims. No Indemnitee shall be entitled to recover a Loss from any Indemnitor under this Article VII more than once in respect of the same Loss (notwithstanding that such Loss may result from breaches of multiple provisions of this Agreement).
7.13
Purchaser Investigation. The Purchaser acknowledges that it has exercised due diligence and proper investigation with respect to the Acquired Assets and that the Seller will not be liable to the Purchaser with respect to any breach of any representation or warranty in this Agreement if the Purchaser had actual knowledge of such breach prior to Closing.
7.14
Special Rule for Fraud. Notwithstanding anything in this Agreement to the contrary (including any survival periods, limitations on remedies, orders of recovery, disclaimers of reliance or omissions or any similar limitations or disclaimers (including, for the avoidance of doubt, in this Article VII)), nothing in this Agreement (or elsewhere) shall limit or restrict, or be used as a defense against, any of the Purchaser Indemnified Parties’ or Seller Indemnified Parties’ rights or abilities to maintain or recover any amounts in connection with any action or claim based upon or arising from Fraud.

ARTICLE VIII

Covenants

8.1
Material Consents. As soon as reasonably practicable, but in any event no later than 30 Business Days from the date of this Agreement, Seller shall obtain all Material Consents and deliver evidence to the Purchase, in writing and in a form reasonably acceptable to Purchaser, that such Material Consents have been duly obtained.
8.2
Conduct of the Business. From the date of this Agreement and up to the Closing Date, Seller shall operate the Business in good faith and in the Ordinary Course of Business and will not, without prior written consent from Purchaser: (i) cease to carry on the Business, (ii) materially alter the nature of the Business; (iii) dispose of any Acquired Assets; (iv) terminate, materially reduce, or fail to renew any material vendor or customer relationship of the Business, except to the extent that such action is required by applicable law.
8.3
Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VII). Seller acknowledges and agree that from and after the Closing, Purchaser will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Business.
8.4
Confidentiality. Seller shall treat and hold as confidential all of the Confidential Information and refrain from disclosing or using any of the Confidential Information except in connection with this Agreement. In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller shall notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 8.4. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided, however, that Seller shall use such Seller’s commercially reasonable efforts to obtain, at the reasonable request of Purchaser and at Purchaser’s expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall designate. Upon consummation of the transactions contemplated by this Agreement, Seller shall, and shall cause its respective Affiliates, advisors, agents and representatives to deliver promptly to Purchaser, at the request and option of Purchaser, all tangible embodiments (and all copies) of such Confidential Information which are in Seller’s possession or under Seller’s control.
8.5
Public Announcements. No public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as the Purchaser determines. Purchaser and the Seller will consult with one another concerning the means by which the Business’ employees, customers, and suppliers and others having dealings with the Business will be informed of the transactions contemplated hereby, and the Purchaser will have the right to be present for any such communication.

8.6
Disclosure of Personal Information.
(a)
The Parties confirm that Personal Information that a Party receives from one of the other Parties in connection with this Agreement prior to Closing (“Disclosed Personal Information”) is necessary for the purposes of determining whether to proceed with the transactions contemplated by this Agreement and, if the determination is made to proceed with the transactions, to complete them. At all times, Purchaser shall protect all Disclosed Personal Information using security safeguards appropriate to the sensitivity of the information. Prior to Closing, Purchaser shall not use or disclose the Disclosed Personal Information for any purposes other than those related to determining if it shall proceed with the transactions contemplated by this Agreement, the performance of this Agreement, or the consummation of the transactions contemplated by this Agreement. Following the consummation of the transactions contemplated by this Agreement, the Parties (i) shall not use or disclose the Disclosed Personal Information for any purposes other than those for which the information was initially collected, unless additional consent is obtained, or as otherwise permitted or required by applicable Laws; (ii) shall protect the confidentiality of all Disclosed Personal Information in a manner consistent with security safeguards appropriate to the sensitivity of the information; and (iii) shall give effect to any withdrawal of consent with respect to the Disclosed Personal Information. Notwithstanding the foregoing, nothing shall prevent the Purchaser, following Closing, from using Disclosed Personal Information for the purposes for which the information was initially collected (unless additional consent is obtained or as otherwise permitted or required by applicable Laws) and protecting such information using the methods currently used by the Seller. If the transactions contemplated by this Agreement do not proceed, Purchaser shall return to the Seller or, at the Seller’s request, securely destroy the Disclosed Personal Information within a reasonable period of time.
(b)
Where applicable Privacy Laws require impacted individuals to be notified of the transaction, Purchaser shall, within a reasonable time after the transaction is completed, notify individuals that the transaction has been completed and that their Personal Information has been disclosed.

ARTICLE IX

Definitions

For the purposes hereof, the following terms have the meanings set forth below:

“Action” means any action, suit, proceeding, audit, investigation, arbitration, mediation, order, claim or charge.

“Acquired Assets” has the meaning set forth in Section 1.1.

“Adjustment Calculation Time” means opening of business on the Closing Date; provided that, with respect to any calculation made pursuant this Agreement as of the Adjustment Calculation Time, such calculation shall take into account the use or transfer of the Acquired Assets following the Adjustment Calculation Time and prior to the Closing outside the Ordinary Course of Business..

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anti-Corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial); including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, commercial entity, or any other Person to obtain an improper business advantage; including Brazilian Federal Law n. 12.846/2013, the Brazilian Criminal Code (Decreto-Lei n. 2.848/1940) the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, each as amended from time to time.

“Anti-Money Laundering Laws” means Laws relating to money laundering, including financial recordkeeping and reporting requirements, such as, without limitation, the Brazilian Federal Law n. 9.613/1998, the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, as amended, all money laundering-related Laws of other jurisdictions where the Seller conduct business or own assets, and any related or similar Law issued, administered or enforced by any Governmental Authority.

“Benefit Plan” means all written and unwritten, registered or unregistered, insured or self-insured, qualified or unqualified pension plans, retirement savings plans or arrangements, savings bonds plans, group insurance plans (including coverage for life insurance, accidental death and dismemberment, disability, health care, welfare, dental care and medical travel insurance benefits), cafeteria health and dependent care reimbursement arrangements, termination pay (other than as required by applicable Law), supplemental unemployment benefits (other than as required by applicable Law), bonus plans, incentive plans, profit sharing plans, change of control payments, retirement compensation plans, stock option plans, agreements providing for stock option awards, share purchase plans, share appreciation plans, and all other plans, programs, policies, practices, schemes, agreements and arrangements that are, in each case: (i) offered to current or former employees, officers or directors of Seller, or other Persons who are receiving remuneration for work or services provided to Seller who are not employees (or any spouses, dependents, survivors or beneficiaries of such Persons), including Independent Contractors and other service providers of Seller and employees of any professional employer organization, co-employer organization, human resources and benefits outsourcing entity, or other similar vendor or provider , (ii) maintained, sponsored or funded by or on behalf of Seller; or (iii) under, or with respect to, which Seller has, or could reasonably be expected to have, any liability or contingent liability provided that “Benefit Plans” shall not include any statutory plans or statutory payments to which Seller is obliged to contribute or comply with.

“Business” means, collectively, means, collectively, (a) the provision of digital payment processing and gateway services, including the issuance and management of prepaid payment instruments and virtual wallets, the development and operation of blockchain-based financial services infrastructure, and the provision of white-label payment platforms to B2B customers, and (b) any other business the Seller conducts, in each case in any and all mediums engaged in by the Seller on or prior to the date hereof.

“Business Day” means any day other than a Saturday, Sunday, or a day on which all banking institutions in Brasilia, Brazil or London, England are authorized or obligated by Law or executive order to close.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Company Data” means all Company Product Data, Personal Information, Sensitive Information, Confidential Information, and any other data or information, whether in physical or digital form, that is within the Seller’s possession or control.

“Company Intellectual Property” means any and all Intellectual Property exploited by, held for exploitation by, owned (in whole or in part), purported to be owned (in whole or in part) by or licensed to the Seller.

“Company Product Data” means all data and information, whether in electronic or any other form or medium, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company Products; but for certainty excludes any Customer Data.

“Company Products” means all Software and other products and services, including any of the foregoing currently in development, that the Business has sold, licensed, distributed provided as a service, or otherwise made available, or from which the Business has derived, is currently deriving or is scheduled to derive, revenue from the sale, license, maintenance or provision thereof.

“Company Systems” means all Software (including Company Products), computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes that are owned or used by or for the Business.

“Computershare” has the meaning set forth in Section 1.4(e).

“Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by Rocelo or Seller as the owners of the Equity Interests of the Seller or to employees of the Seller as the case may be, in the performance of duties for, or on behalf of, the Seller or that relates to the business, products, services or research of the Seller or any of their investors, partners, affiliates, strategic alliance participants, employees or equityholders or their respective Affiliates, including, without limitation: (i) internal business information (including, without limitation, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Seller or its Affiliates, their customers and their confidential information;

(iii) industry research compiled by, or on behalf of, the Seller, including, without limitation, identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, the Seller; (iv) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; and (v) information related to Company Intellectual Property and updates of any of the foregoing, provided, however, “Confidential Information” shall not include any information which

(A) is or becomes generally available to the public other than as a result of a disclosure by a Seller in breach of Section 8.3 of this Agreement, or (B) becomes available to a Seller on a non-confidential basis from a source other than the Seller, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Seller or any other party with respect to such information.

“Consideration Shares” means fully paid common shares in the share capital of Rezolve AI PLC.

“Contract” means all written or oral contracts, leases, licenses, instruments, arrangements, statements of work and other agreements.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions or additional strains, variations or mutations thereof or any related or associated epidemics, pandemic or disease outbreaks, including the pandemic declared on March 11, 2020 by the World Health Organization (the “COVID-19 Pandemic”).

“Customer Data” means any and all data or information handled, stored or processed that relates to and is owned by the Business' customers.

“Data Security Requirements” means, collectively, all of the following to the extent relating to Data Treatment or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Seller, to the conduct of the Business, or to any of the Company Systems, any Company Data or any Sensitive Information: (i) the Business’ own rules, policies, and procedures; (ii) all applicable Laws, rules and regulations (including Privacy Laws); (iii) industry standards applicable to the industry in which the Seller operates (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)); and (iv) Contracts into which the Seller has entered or by which they are otherwise bound.

“Data Treatment” means the access, collection, use, processing, storage, maintenance, sharing, distribution, transfer, disclosure, security, destruction, or disposal of any personal, sensitive, or confidential information or data, including without limitation Personal Information (whether in electronic or any other form or medium).

“Deferred Shares” means deferred shares in the capital of Rezolve AI PLC and as defined in the articles of association of Rezolve AI PLC from time to time.

“Documents” means this Agreement, the Employment Agreements and the Restrictive Covenant Agreements.

“Earn-Out Shares” means the Consideration Shares (if any) to be issued pursuant to Section 1.4.

“Employees” means any individuals who are: (i) employed by Seller, whether on a temporary, contract, full-time, part-time basis, salaried or hourly basis as of the date of this Agreement, including any that are employed pursuant to a work visa, on medical or long-term disability leave, or other statutory or authorized leave of absence.

“Equity Interest” means, with respect to any Person, any share, unit, capital stock, limited liability company interest, membership interest, partnership interest or similar interest or other indicia of equity or equity-like ownership (including any option, warrant, profits interests or similar right or security convertible, exchangeable or exercisable therefor or other instrument or right the value of which is based on any of the foregoing, including any phantom interest) in such Person.

“Excluded Assets and Liabilities” means any liabilities or assets of Seller other than Acquired

Assets.

"Expert Accountant" has the meaning set forth in 1.4(b)(i).

“Financial Statements” has the meaning set forth in Section 4.2.

"First Earn-Out Conditions" has the meaning set forth in Section 1.4(a)(iii).

“First Earn-Out Payment” means the set forth in Section 1.4(a).

“First Earn-Out Period” means the period form 1 January 2026 to 31 December 2026.

“First Earn-Out Statement” has the meaning set forth in Section 1.4(b).

"First Earn-Out Dispute Notice" has the meaning set forth in Section 1.4(b)(i).

"First Floor" has the meaning set forth in Section 1.4(a)(iii).

“Fraud” means an act in the making of a specific representation or warranty expressly set forth in this Agreement, committed by a Person in the making of such express representation or warranty with intent to deceive a party to this Agreement and to induce such party to enter into the Agreement.

“Fundamental Representations” means the Purchaser Fundamental Representations and the Seller Fundamental Representations.

“General Cap” has the meaning set forth in Section 7.2(c).

“Governmental Authority” means any Brazilian, British or foreign governmental authority, including but not limited to any national, federal, provincial, territorial, state, commonwealth, county, municipal, district, local governmental jurisdiction of any nature or any other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental department, ministry, division, official, judiciary, agency, bureau, office, branch, court, entity, commission, tribunal, or other governmental instrumentality) or any political or other subdivision or part of any of the foregoing.

“Inbound Licenses” means, collectively, any Contract (including covenants not to sue) pursuant to which Seller is authorized or otherwise permitted to access or exploit any other Person’s Intellectual Property, or any Contract pursuant to which the Business obtains a right to access or exploit a Person’s Intellectual Property in the form of services, such as a software as a services Contract or a cloud services Contract.

“Indebtedness” means, without duplication, any of the following Liabilities of the Seller, whether or not contingent: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) all Liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) all Liabilities of the Seller under or in connection with drawn or undrawn letters of credit, bankers’ acceptances, performance bonds, surety bonds, fidelity bonds or similar items, (iv) all Liabilities to pay the deferred purchase price of property or services other than those trade payables incurred in the Ordinary Course of Business and included in Closing Net Working Capital, (v) all Liabilities arising from cash/book overdrafts, (vi) all lease obligations that are required to be classified as capitalized lease obligations in accordance with Brazilian Accounting Standards, (vii) all Liabilities of the Seller under conditional sale or other title retention agreements, (viii) all Liabilities with respect to vendor advances or any other advances made to the Seller, (ix) all Liabilities of the Seller arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (x) all Liabilities secured by a Lien upon any property or assets owned by the Seller, (xi) any deferred purchase price Liabilities related to past acquisitions, (xii) any obligations under severance agreements, stay bonuses, incentive bonuses (relating to the sale of any Acquired Asset), termination and change of control arrangements and similar obligations that are owed to any Person or that will be triggered, either automatically or with the passage of time, by the consummation of the transactions contemplated by this Agreement, (xiii) all Liabilities of the Seller arising from any breach of any of the foregoing, (xiv) deferred rent, (xv) Liabilities owed to any Person under any deferred compensation arrangements, defined benefit plans, and pension plans of the Seller, (xvi) Liabilities associated with factoring or discounting of accounts receivables, (xvii) Liabilities set forth on the Indebtedness Schedule, (xviii) guarantees of the obligations described in clauses (i) through (xix) above of any other Person, in each case, outstanding as of the Closing, and (xx) for clauses (i) through (xxi), all accrued interest, fees, premiums, penalties, indemnities, costs, expenses and/or other amounts due in respect of any of the foregoing. For purposes of calculating the Closing Indebtedness, all interest, fees, premiums, penalties, indemnities, cost and expenses (if any) and other amounts which would be payable if Indebtedness were paid in full at the Closing should be treated as Indebtedness.

“Indemnitee” has the meaning set forth in Section 7.4.

“Indemnitor” has the meaning set forth in Section 7.4.

“Independent Contractor” means all independent contractors and consultants engaged or retained by the Seller at any time.

“Initial Consideration” has the meaning set forth in Section 1.2(a).

“Intellectual Property” means (i) all intellectual property and proprietary rights throughout the world, including but not limited to all intellectual property and proprietary rights in or to (a) patents, patent applications, design patents, industrial design applications and registrations, patent disclosures, and inventions and all improvements thereto (whether or not patentable or reduced to practice), and all reissues, continuations, continuations-in-part, revisions, divisional, extensions, and reexaminations in connection therewith, (b) trademarks, service marks, trade dress, trade names, slogans, logos, Internet domain names, and corporate names, social media sites (and all translations, transliterations, adaptations, derivations and combinations of the foregoing), together with all of the goodwill associated therewith, (c) copyrights and copyrightable works, author’s rights, including any moral rights or economic rights (d) registrations, applications and renewals for any of the foregoing, as applicable, (e) Trade Secrets, technology, know-how, inventions, improvements, specifications, machining, tooling, engineering and manufacturing methods and processes, designs, formulae, techniques, technical data and manuals, and research and development information, (f) Software (including but not limited to source code, object code, data, databases and documentation), and (g) all other similar proprietary rights; (ii) all priority rights in and to the foregoing intellectual property; (iii) all claims, causes of action and rights to sue for past, present and future infringement or misappropriation of the foregoing, and all proceeds, rights of recovery and revenues arising from or pertaining to the foregoing; and, (iv) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“Knowledge” of the Seller means the knowledge, after reasonable inquiry, of Rocelo.

“Law” or “Laws” means all federal, state, municipal or local constitutions, laws, ordinances, principles of common law, codes, statutes, rules, orders, determinations, judgements, writs, injunctions, acts, decrees, regulations or treaties, by consent or otherwise, of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.13(a).

“Leases” has the meaning set forth in Section 4.13(a).

“Liability” or “liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action, or other loss (including without limitation, loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted, cost or expense relating thereto.

“Licenses” means collectively all Inbound Licenses and the Outbound Licenses and each other Contract to which Seller is a party relating to the acquisition, transfer, development, license, use or commercialization of Intellectual Property or any waiver or release of rights in, to or under Intellectual Property.

“Lien” or “Liens” means any lien (statutory or otherwise), pledge, security interest, encumbrance, mortgage, restriction, right of first refusal or offer, hypothecation, personal property registration, charge, adverse claim and any other security arrangement, option, encroachment, easement, voting trust, proxies, preemptive or similar rights or transfer restriction (including any conditional sale or other title retention agreement or lease in the nature thereof), exclusive license or other encumbrance on of any Intellectual Property, or any sale of receivables with recourse against Seller, or any subordination arrangement in favor of another Person.

“Lock-Up Agreements” means the Lock-Up Agreements to be executed by and between Rezolve PLC, Seller and Rocelo, substantially in the form of Schedule 2.1(c).

“Losses” means any and all losses, damages, Liabilities, Taxes, judgments, fines, penalties, costs and expenses, including reasonable, documented legal fees and expenses paid in the investigation, defense, assertion or settlement of the foregoing or the enforcement of rights hereunder; provided, however, that Losses shall not include any punitive damages other than such punitive damages specifically awarded: (a) to a third party (i.e., a Person that is not a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable, or one of their respective Affiliates) in connection with a Third-Party Claim; or (b) as a remedy to the Purchaser for Fraud.

“Malicious Code” has the meaning set forth in Section 4.7(j).

“Material Adverse Effect” means any change, event, occurrence, state of facts or effect that is, or would reasonably likely be, materially adverse to (i) the business, operations, assets, liabilities, condition (financial or otherwise), employees, business relations, operating results or prospects of the Business taken as a whole or (ii) the ability of Seller to perform any of their obligations under this Agreement or to consummate any of the transactions contemplated by this Agreement, in each case other than to the extent resulting from (A) any change in general economic conditions in, or change that affects, the industries or markets in which the Seller operates, (B) any change in national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack, or change in national or international economic conditions or credit or financial market conditions, (C) any natural or man-made disasters or acts of god, or

(D) any changes in applicable Law or Brazilian Accounting Standards from and after the date of this Agreement, except, with respect to each of the foregoing, to the extent (i) as a result of the COVID-19 Pandemic and/or (ii) such event, circumstance, change, occurrence, development, fact or effect has a disproportionate impact on the Business as compared to other participants in the industry in which the Seller conduct its business.

“Material Consents” means the consents listed in Schedule 3.2(c).

“Material Contracts” has the meaning set forth in Section 4.6(b).

“Material Customer” has the meaning set forth in Section 4.14(a).

“Material Vendor” has the meaning set forth in Section 4.14(b).

“Most Recent Balance Sheet” has the meaning set forth in Section 4.2.

“Open Source Software” means any Software that is licensed, distributed or conveyed as “open source software,” “free software,” “copyleft” or under a similar licensing or distribution model, or under a licence that requires as a condition of its use, modification or distribution that it, or other Software into which such Software is incorporated, integrated or with which such Software is combined or distributed or that is derived from or linked to such Software, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such contract (including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).

“Order” means any award, decision, injunction, judgment, decree, order, ruling or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or any arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent in all material respects with past custom and practice (including with respect to frequency and amount) of the Business as conducted by Seller over the past twenty-four (24) months.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, formation or organization and any joint venture, limited liability company, operating, trust or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Outbound Licenses” means, collectively, any Contract (including covenants not to sue) pursuant to which the Business authorizes or otherwise permits any other Person to access or exploit any Company Intellectual Property, including in the form of services, such as a software as a services Contract or a cloud services Contract.

“Overall Cap” has the meaning set forth in Section 7.2(c).

“Owned Intellectual Property” means all Company Intellectual Property other than Intellectual Property licensed to the Business pursuant to an Inbound License.

“Permit” or “Permits” has the meaning set forth in Section 4.10(a).

“Permitted Liens” means (i) Liens for Taxes or assessments and similar charges, which either are

(A) not yet due and payable or (B) being diligently contested in good faith and by appropriate proceedings, and as to which adequate reserves have been established on the Seller’s financial statements in accordance with Brazilian Accounting Standards, (ii) Liens imposed by applicable Law and incurred in the Ordinary Course of Business for obligations not yet due and payable to landlords, carriers, warehousemen, laborers, materialmen and the like, (iii) zoning, building codes and other land use Laws regulating the use or occupancy of any Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the Business thereon, and (iv)

easements, covenants, conditions, restrictions and other similar matters affecting title to any Leased Real Property and other title defects which do not materially impair the use or occupancy of such Leased Real Property or the operation of the Business.

“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Personal Information” means any information from which an individual or individual’s identity can be ascertained either from the information itself or by combining the information with information from other sources, including names, phone numbers, addresses and social security numbers, driver’s license numbers, government-issued identification numbers, payment card or other financial account numbers (which, for the avoidance of doubt, includes any such data or information which has been anonymized, pseudonymized, aggregated or de-identified) and other data or other information that constitutes personal information or personal data under any Privacy Law or other applicable Law.

“Privacy Agreements” has the meaning set forth in Section 4.7(p).

“Privacy Laws” means any applicable Law or rule of a self-regulatory organization that Seller is or was required to comply with that relates, in any way, to Data Treatment performed by the Seller in the operation of the Businesses, including Brazilian Federal Law n. 13.709/2018.

“Purchase Price” means the Initial Consideration plus (i) if payable under Section 1.4(a), the First Earn-Out Payment, and (ii) if payable under Section 1.4(c), the Second Earn-Out Payment.

“Purchaser” has the meaning set forth in Section 1.1.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 6.1 (Organization and Power), Section 6.2(a) (Authorization), Section 6.3 (Brokerage) and Section

6.5 (Consideration Shares).

“Purchaser Indemnified Parties” has the meaning set forth in Section 7.2(a).

“R&D Sponsor” means any Governmental Authority, public or private source, university, college, hospital, clinic, laboratory, research center or other educational or research institution, military, multi- national, bi-national or international organization or research center that has provided grants to Seller, or any developer, inventor or other contributor to any Owned Intellectual Property.

“Registered Intellectual Property” means any Intellectual Property that is exclusively licensed to the Seller or any Owned Intellectual Property that, in either case, is the subject of an application or registration with any Governmental Authority, including any Domain Name registration and any application or registration for any Patent, Copyright, Industrial Design or Trademark.

“Releasees” has the meaning set forth in Section 11.1.

“Relevant Net Profit” means in respect of either the First or Second Earn-Out Period, the aggregate net profit of the Purchaser generated by the Acquired Assets for that period which is fully recognized for USGAAP purposes and is shown in the audited accounts of the Purchaser for each of the financial years ending 31 December 2026 and 31 December 2027 being an amount equal to total revenue less total expenses where total expenses include:

•
Cost of Goods Sold (COGS)
•
Operating expenses (e.g., salaries, rent)
•
Interest
•
Taxes
•
Depreciation and amortization
•
One-time or extraordinary costs (if applicable)

“Representative” means, with respect to any Person, any officer, director, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants, investment bankers and financial advisors.

“Restrictive Covenant Agreements” has the meaning set forth in recitals to this Agreement.

"Second Earn-Out Conditions" has the meaning set forth in Section 1.4(c)(iii).

"Second Earn-Out Dispute Notice" has the meaning set forth in Section 1.4(d)(i).

“Second Earn-Out Payment” has the meaning set forth in Section 1.4(c).

“Second Earn-Out Period” means the period form 1 January 2027 to 31 December 2027.

“Second Earn-Out Statement” has the meaning set forth in Section 1.4(d).

"Second Floor" has the meaning set forth in Section 1.4(c)(iii).

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller’ Counsel” has the meaning set forth in Section 8.4(a).

“Seller Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; No Breach), Section 4.4 (Assets) Section 4.7 (Intellectual Property; Privacy and Data Security), Section 4.12 (Affiliate Transactions), and Article V.

“Seller Indemnified Parties” has the meaning set forth in Section 7.2(a)(v).

“Seller’s Wallet” means the crypto wallet to be indicated by Seller to which any USDT to be paid by Purchaser to Seller shall be remitted.

“Sensitive Information” means any data of a sensitive nature, including: (a) confidential information regarding the products, services, operations, customers, clients, suppliers and service providers of Seller; (b) information required by any applicable Law or regulatory requirement to be encrypted, masked or otherwise protected from disclosure; (c) government issued identifiers used to identify individuals, such as social insurance numbers or other tax identification numbers, driver’s license numbers and other government-issued identification numbers; (d) account, credit or debit card numbers, with or without any required security code, access code, personal identification number or password that would permit access to an individual’s financial account, and financial account information, including balances and transaction data; (e) user names and email addresses, together with passwords or other credentials that would permit access to online accounts; and (f) any other sensitive information regarding any Employee or other individuals including their employment, family, health or financial status, such as salary, benefits, marital status, and geographic location data, and DNA information.

“Service Agreement” means the Service Agreement to be executed by Truther Payments Limited and Rezolve PLC substantially in the form of Schedule 2.1(b).

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Tax” or “Taxes” means all federal, state, provincial, territorial, county, municipal, local or foreign taxes, imposts, levies, assessments, and other charges in the nature of a tax imposed, assessed or collected by a Governmental Authority including (i) those levied on, or measured by, or referred to as, income, net income, gross income, gross receipts, business, royalty, capital, capital gains, goods and services, harmonized sales, value added, severance, stamp, franchise, occupation, premium, capital stock, sales and use, real property, land transfer, personal property, ad valorem, transfer, license, profits, windfall profits, withholding, environmental, payroll, employment, employer health, pension plan, excise, severance, stamp, occupation, or premium tax, (ii) any tax imposed, assessed, or collected or payable pursuant to any tax- sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, deficiency, or fee, (iii) any installments in respect thereof, (iv) any interest, fine, penalty or addition thereto , and (v) any liability for any of the foregoing as a transferee, successor, guarantor, or by contract, operation of Law or otherwise.

“Tax Return” means all returns (including any information returns), declarations, reports, elections, statements, schedules, notices, forms or other documents filed with or submitted to, or required to be made, prepared or filed in respect of any Taxes with a Governmental Authority or provided to a payee in connection with the determination, assessment, collection or payment of any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Technical Deficiencies” has the meaning set forth in Section 4.7(h).

“Termination Date” means the date that is six months after the date of this Agreement.

“Trade Laws” means Laws and associated regulations relating to import, export, and customs compliance and controls, and economic sanctions.

“Trade Secrets” means information and materials not generally known to the public, including trade secrets and other confidential or proprietary information.

“USGAAP” means the set of generally accepted accounting principles, standards, and procedures established by the Financial Accounting Standards Board (FASB) applicable to financial statements, accounting records, and reporting practices within the United States.

“USDT” means Tether (USD₮), a type of stablecoin.

ARTICLE X

Termination

10.1
Termination. This Agreement may be terminated prior to Closing:
(a)
in writing by both Parties;
(b)
by Purchaser if a Material Adverse Effect occurs;
(c)
by either Party in the event of a material breach of this Agreement by the other Party that remains uncured for 15 Business Days following the delivery of notice by the innocent Party to the breaching Party;
(d)
by either party if the Closing has not occurred on or prior to the Termination Date provided, however, that no party hereto shall have the right to terminate this Agreement under this section if such party's failure to act in good faith to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date.
10.2
Effect of Termination. the event of termination of this Agreement as provided above, this Agreement will become void and of no further force or effect (other than this Article X and Sections 8.4, 8.6 and

8.7 hereof which will survive the termination of this Agreement in accordance with their respective terms.

ARTICLE XI

Miscellaneous

11.1
Release. Effective as of the Closing, Seller hereby unconditionally and irrevocably acquits, remises, discharges and forever releases the Purchaser and its respective Affiliates, partners, post-closing equity holders, managers, employees, officers, directors and agents (collectively, the “Releasees”) from any and all liabilities and obligations of every kind whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Contract, agreement, arrangement, commitment or undertaking, whether written or oral to the extent arising on or prior to the consummation of the transactions contemplated hereby; provided, however, that in no event shall the foregoing release apply with respect to (a) any obligations of any Releasee set forth in this Agreement or in any other agreement contemplated hereby, including, for the avoidance of doubt, the Lock-Up Agreement and the Service Agreement, (b) any rights or claims arising prior to the Closing for employment or consulting compensation, employee benefits, or expense reimbursement unpaid as of the Closing (c) to the extent arising prior to the Closing, the obligations of any insurer under any insurance policy, and (d) any liabilities or obligations arising out of agreements entered into with any Releasees after the Closing.
11.2
Fees; Expenses. Each Party will be responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and entry into this Agreement and the consummation of the transactions contemplated hereby.
11.3
Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court having jurisdiction over the parties hereto and the matter (subject to the provisions set forth in Section 11.12).
11.4
Consent to Amendments; Waivers. This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in a writing, executed by Purchaser and Seller. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such party under or by reason of this Agreement. A waiver by any party of any term or condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any other instance in the future (whether similar or dissimilar) or of any subsequent breach hereof.

11.5
Successors and Assigns. This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by any Seller, without the prior written consent of Purchaser, and neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Purchaser without the prior written consent of Seller; provided that Purchaser may assign its rights under this Agreement (in whole or in part) to (a) any Affiliate of Purchaser, (b) any purchaser of any material portion of the assets of Purchaser or any Person under the foregoing clause (a) or (c) to a lender of Purchaser or its Affiliates as collateral security for borrowing, at any time whether prior to or following the Closing Date.
11.6
Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable Law or rule in any respect by a court of competent jurisdiction, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
11.7
Counterparts; Facsimile and Email Signatures. This Agreement may be executed in one or more counterparts, each of which shall be considered an original counterpart, and all of which shall be considered to be but one agreement and shall become a binding agreement when each party shall have executed one counterpart and delivered it to the other party hereto. A signature affixed to a counterpart of this Agreement and delivered by facsimile or electronic mail by any Person is intended to be such Person’s signature and shall be valid, binding and enforceable against the party on whose behalf it has been affixed.
11.8
Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule, Annex or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” Whenever this Agreement indicates that a document has been “made available” or “delivered” to Purchaser, such statement will mean that such document was made available for viewing and actually accessible by Purchaser in the virtual data room posted to Google Drive at least 3 Business Days prior to and continuously through the date hereof (it being understood that, at Purchaser’s request, the Seller shall provide Purchaser with a true, correct and completed digital copy of such virtual data room, as of immediately prior to the Closing, in each case prior to making such virtual data room inaccessible to Purchaser and/or its Affiliates or representatives following the Closing). Unless otherwise specified, all reference to money amounts herein are in United States dollars.
11.9
Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.
11.10
No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person any legal or equitable rights hereunder, other than the parties hereto, the Purchaser Indemnified Parties (to the extent not a party hereto), the Seller Indemnified Parties (to the extent not a party hereto), the Releasees (to the extent not a party hereto), and their respective permitted successors and assigns.
11.11
Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

11.12
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of England and Wales applicable therein. Any dispute or proceeding in connection with this Agreement shall be subject to, and the parties irrevocably agree to, the exclusive jurisdiction of the courts in the United Kingdom.
11.13
Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given: (a) when actually delivered by hand; (b) 1 Business Day following the date tendered to the applicable courier if sent by overnight service with a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document or other electronic transmission, so long as the sender has not received machine-generated notice of unsuccessful transmission (unless such unsuccessful transmission is caused by actions taken by or on behalf of the recipient); or (d) on the 3rd Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such notices, demands and other communications shall be sent to Purchaser, Seller and Seller at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. All notices, demands and other communications hereunder may be given by any other means, but shall not be deemed to have been duly given unless and until confirmation of delivery thereof has been obtained.

To Seller:

Smartpay Digital Services Limitada Attention: Rocelo Lopes

Email:

with a copy to (which shall not constitute notice):

Gaspary Consultoria Juridica Empresarial Attention: Paula Gaspary

Email:

To Purchaser:

c/o Rezolve AI PLC 21 Sackville Street London, England W1S 3DN

Attention: Raymond McKeeve

Email:

with a copy to (which shall not constitute notice):

DLA Piper LLP

Attention: Gerry Williams

Email:

11.14
No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

PURCHASER:
REZOLVE AI PLC
By:	/s/ Daniel M. Wagner
Name: Daniel M. Wagner
Title: Chairman and CEO

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

SELLER: SMARTPAY DIGITAL SERVICES LIMITADA
By: /s/ Rocelo Bezerra Lopes
Name: ROCELO BEZERRA LOPES
Title: CEO

ROCELO:
/s/ Rocelo Bezerra Lopes
ROCELO BEZERRA LOPES